Exhibit 10.62

INTERCREDITOR AND SERVICING AGREEMENT

THIS INTERCREDITOR AND SERVICING AGREEMENT (this “Agreement”) dated as of the 15th day of August, 2007 by and between WACHOVIA BANK, NATIONAL ASSOCIATION, having an address at 301 South College Street – NC0166, Charlotte, North Carolina 28288-0166 (“Initial Lead Lender”), and MW1-2002, LLC, having an address at 301 South College Street – NC0166, Charlotte, North Carolina 28288-0166 (“Initial Co-Lender”).

RECITALS:

A. Initial Lead Lender originated that certain loan in the original principal sum of $157,00,000.00 (the “Loan”) to UTC Properties LLC, a Delaware limited liability company (the “Borrower”), which is secured, inter alia, by that certain open-end fee and leasehold mortgage, security agreement and fixture filing (as amended, modified or supplemented, the “Mortgage”), dated March 29, 2007, on certain parcels of real property contained in Exhibit C attached hereto (the “Property”);

B. The Mortgage secures two (2) separate and distinct obligations represented by that certain Promissory Note A in the original principal amount of $137,000,000 (together with any and all renewals, amendments, modifications, consolidations and extensions thereof, “Note A”) and that certain Promissory Note B in the maximum principal sum of $20,000,000 (together with any and all renewals, amendments, modifications, consolidations and extensions thereof, “Note B” and together with Note A, collectively, the “Promissory Note”).

C. The portion of the Loan evidenced by Note A is identified as “Loan A” and the portion of the Loan evidenced by Note B is identified as “Loan B” and which, together with Loan A, is collectively referred to as the “Loan”.

D. The Promissory Note is secured, inter alia, by the Mortgage. All documents evidencing or securing the Loan (including, without limitation, the Mortgage and the Promissory Note) shall be collectively referred to herein as the “Loan Documents.”

E. Capitalized terms not specifically defined herein shall have the meanings ascribed thereto in the Mortgage, and if a capitalized term is not defined in the Mortgage, it shall have the meaning ascribed thereto in the other Loan Documents.

NOW, THEREFORE, in consideration of the foregoing and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant, agree, represent and warrant as follows:

1. Definitions. References to a “Section”, the “preamble” or the “recitals” are, unless otherwise specified, to a Section, the preamble or the recitals of this Agreement. Whenever used in this Agreement, the following terms shall have the respective meanings set forth below unless the context clearly requires otherwise.

“Accepted Servicing Practices” shall mean the higher of (a) the same care, skill, prudence and diligence with which Lead Lender services and administers similar mortgage loans for other third party portfolios, giving due consideration to customary and usual standards of practice of prudent institutional commercial lenders servicing their own loans and (b) the same care, skill, prudence and diligence which Lead Lender utilizes for loans which Lead Lender owns for its own account, in each case, acting in accordance with applicable law, the terms of this Agreement, the Loan Documents and the Loan’s insurance policies and with a view to the maximization of timely recovery of principal and interest on a net present value basis on the Loan, but without regard to:

(i) any relationship that Lead Lender or any Affiliate of Lead Lender may have with the Borrower or any Affiliates of the Borrower;

(ii) the ownership of any interest in the Loan by Lead Lender or any Affiliate of Lead Lender;

(iii) the ownership of any junior indebtedness with respect to the Property by Lead Lender or any Affiliate of Lead Lender;

(iv) Lead Lender’s obligation to make Advances as specified herein;

(v) Lead Lender’s right to receive compensation for its services hereunder or with respect to any particular transaction; or

(vi) the ownership, or servicing or management for others, by Lead Lender or any sub-servicer, of any other mortgage loans or properties;

provided, however, that, subject to Section 3(c), from and after the occurrence of a Securitization Date, “Accepted Servicing Practices” shall have the same meaning as the analogous definition set forth in the Pooling Agreement, which shall be substantially similar in all material respects with the definition set forth herein, consistent with similar definitions in other pooling and servicing agreements, trust and servicing agreements or similar agreements and shall provide, among other things, that the master servicer and Special Servicer shall service the Loan for the benefit of Lead Lender and Co-Lender as a collective whole, taking into account that Co-Lender’s interests in the Loan are subordinate to that of Lead Lender, as provided in this Agreement. “Lead Lender” solely as used in this definition shall also refer to any servicer acting as servicer or administrator of the Loan.

“Additional Trust Fund Expenses” shall mean (a) all fees and expenses incurred by and reimbursable to the master servicer, the Special Servicer, the Trustee, the fiscal agent or the Securitization Trust pursuant to the Pooling Agreement, and (b) all interest accrued on principal and/or interest advances made by the master servicer or the Special Servicer in accordance with the terms of the Pooling Agreement; provided that the aggregate special servicing administration fee (or equivalent) shall not exceed the lesser of (x) market rates, as determined by Lead Lender in its reasonable discretion, or (y) an amount equal to 0.4% per annum of the outstanding principal balance of the Loan, the special servicing liquidation fee (or equivalent) shall not exceed 1.5% of the collections made with respect to the Loan or any sums received from Loss Proceeds or proceeds from the disposition of the Property, as the case may be, and the special servicing workout fee (or equivalent) shall not exceed 1.5% of the collections made with respect to the Loan while the Loan is a performing or “corrected” loan (or such other analogous term used in the Pooling Agreement). If (x) the Loan becomes a Specially Serviced

Mortgage Loan pursuant to clause (e) of the definition thereof solely based on Lead Lender’s knowledge of an imminent material default under the Loan and (y) the imminent material default ultimately does not result in a material default and a workout of the Loan does not occur, then Special Servicer shall not be entitled to a workout fee (or equivalent), but shall be entitled to receive its applicable special servicing administrative fee (or equivalent).

“Advances” shall have the meaning assigned to such term in Section 5.

“Agreement” shall mean this Intercreditor and Servicing Agreement, the exhibits and schedules hereto and all amendments hereof and supplements hereto.

“Appraisal Event” shall have the meaning set forth in Section 29.

“Approved Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit in favor of Lead Lender and its successors and/or assigns, with a term of not less than one (1) year and which is drawable in whole or in part by sight draft in New York City, issued by a bank having a long-term unsecured debt rating of not less than “AA” (or its equivalent) and a short-term unsecured debt rating of not less than “A-1” (or its equivalent) by each Rating Agency and otherwise reasonably acceptable to Lead Lender.

“Asset Status Report” shall have the meaning assigned to such term in Section 3(f).

“Borrower” shall have the meaning assigned to such term in the recitals.

“Borrower Related Parties” shall have the meaning assigned to such term in Section 16.

“CDO Asset Manager” with respect to any Securitization Vehicle that is a CDO (each as defined in the definition of Qualified Institutional Lender), shall mean the entity that is responsible for managing or administering Note B as an underlying asset of such Securitization Vehicle or, if applicable, as an asset of any Intervening Trust Vehicle (including, without limitation, the right to exercise any consent and control rights available to the holder of Note B).

“Co-Lender” shall mean Initial Co-Lender or any subsequent holder of Loan B.

“Co-Lender Servicing Fee Rate” shall mean a per annum rate determined by Lead Lender, but in no event greater than 0.015% per annum.

“Collateral Value” shall mean, with respect to the Property, the value thereof as determined by the most recent appraisal of the Property as provided in Section 29.

“Control Appraisal Period” shall be deemed to have occurred if and so long as (a) the Note B Principal Balance minus an amount equal to the excess, if any, of (i)(A) the outstanding principal balance of the Loan, plus (B) to the extent not previously advanced by Lead Lender or any servicer, fiscal agent or Trustee, all accrued and unpaid interest on the Loan at a per annum rate equal to the Interest Rate (exclusive of any Default Rate Interest), plus (C) all unreimbursed Advances and unpaid interest thereon and any unpaid interest on any principal and interest advances with respect to the Loan, plus (D) all currently due and unpaid real estate taxes and assessments, insurance premiums and, if applicable, ground rents relating to the Property (less any amounts held in escrow for such items) over (ii) an amount equal to ninety percent (90%) of the Collateral Value (net of any liens senior to the lien of the Mortgage), is less than or equal to (b) twenty-five percent (25%) of the Note B Principal Balance.

“Controlling Holder” shall mean the holder of the Controlling Interest.

“Controlling Interest” shall mean, with respect to the Loan at any time, (a) Loan B, unless a Control Appraisal Period then exists, and (b) if a Control Appraisal Period exists, Loan A.

“Costs” shall mean all out-of-pocket costs, fees (not including any servicing fees or special servicing fees of any type), expenses, payments, losses, liabilities, judgments and/or causes of action reasonably suffered or incurred or paid or to be paid by Lead Lender pursuant to or in connection with the Loan, the Loan Documents, the Property, this Agreement or otherwise in connection with the Loan (but not including any servicing or special servicing fees of any type) and the servicing, administration and/or enforcement pursuant to the terms of this Agreement, including, without limitation, attorneys’ fees and disbursements, real estate taxes and assessments (and other similar taxes affecting the Property or any portion thereof), insurance premiums and other protective advances as more particularly provided in the Loan Documents, except for those resulting from Lead Lender’s gross negligence or willful misconduct; provided, however, that neither (a) Lead Lender’s out-of-pocket costs and expenses relating to the origination of the Loan, (b) Lead Lender’s day-to-day customary and usual, ordinary costs of servicing and administration nor (c) any internal or overhead costs of Lead Lender and any special servicing fees shall be deemed to be “Costs.”

“Cure Option Notice” shall have the meaning assigned to such term in Section 7.

“Cure Payment” shall have the meaning assigned to such term in Section 7.

“Defaulted Loan” shall mean the Loan (a) if the Loan is delinquent sixty (60) days or more in respect to an applicable scheduled monthly payment (not including the balloon payment due at maturity) or (b) if the payments due at maturity are not made upon the maturity of the Loan or (c) if the maturity of the indebtedness evidenced by the Promissory Note has been accelerated by Lead Lender (or any servicer or Trustee on behalf of Lead Lender) by written notice to Borrower.

“Defaulted Mortgage Loan Purchase Price” shall mean a cash price equal to the sum of, without duplication, (a) the Note A Principal Balance, as of the date of purchase, (b) accrued and unpaid interest thereon (excluding default interest) from the Payment Date as to which interest was last paid in full by the Borrower up to and including the end of the Interest Accrual Period relating to the Payment Date next following the date the purchase occurred at the Note A Rate; provided, however, prior to the Securitization Date and in the event that “Defaulted Mortgage Loan Purchase Price” is being calculated in connection with the occurrence and continuance of a Control Appraisal Period, such accrued and unpaid interest shall not include interest accruing on Note A after the date of purchase, (c) all Advances with respect to the Loan that have not been reimbursed to Lead Lender or Co-Lender and (d) any other Additional Trust Fund Expenses in respect of the Loan actually paid or incurred by Lead Lender; provided, however, that the Defaulted Mortgage Loan Purchase Price shall not be reduced by any outstanding principal and interest advance.

“Delivered Letter of Credit” shall have the meaning set forth in Section 29(b).

“Final Recovery Determination” shall mean a determination by Lead Lender (or any servicer or Trustee acting on behalf of Lead Lender) that the Loan is a Defaulted Loan or the Property is REO Property and that there has been a recovery of all insurance proceeds, condemnation proceeds, liquidation proceeds and other payments or recoveries that Lead Lender (or any servicer or Trustee acting on behalf of Lead Lender) has determined, in accordance with Accepted Servicing Practices, will be ultimately recoverable.

“Initial Co-Lender” shall mean MW1-2002, LLC, a Delaware limited liability company.

“Initial Lead Lender” shall mean Wachovia Bank, National Association, a national banking association.

“Insolvency Proceeding” shall mean any proceeding under the Bankruptcy Code or any other insolvency, liquidation, reorganization or other similar proceeding concerning the Borrower, any action for the dissolution of the Borrower, any proceeding (judicial or otherwise) concerning the application of the assets of the Borrower, for the benefit of its creditors, the appointment of or any proceeding seeking the appointment of a Trustee, receiver or other similar custodian for all or any substantial part of the assets of the Borrower or any other action concerning the adjustment of the debts of the Borrower or the cessation of business by the Borrower.

“Intervening Trust Vehicle” with respect to any Securitization Vehicle that is a CDO, shall mean a trust vehicle or entity which holds Note B as collateral securing (in whole or in part) any obligation or security held by such Securitization Vehicle as collateral for the CDO.

“Lead Lender” shall mean Initial Lead Lender and any subsequent holder of Note A.

“Loan” shall have the meaning assigned to such term in the recitals.

“Loan A” shall have the meaning assigned to such term in the recitals.

“Loan B” shall have the meaning assigned to such term in the recitals.

“Loan Documents” shall have the meaning assigned to such term in the recitals.

“Mortgage” shall have the meaning assigned to such term in the recitals.

“Net Note A Rate” shall mean the Note A Rate minus the Note A Servicing Fee Rate.

“Net Note B Rate” shall mean the Note B Rate minus the Co-Lender Servicing Fee Rate.

“Non-Exempt Person” shall have the meaning assigned to such term in Section 25.

“Note A Default Rate” shall mean the lesser of (a) the highest rate allowable at law and (b) 5.00% above the Note A Rate.

“Note A Principal Balance” shall mean, on any date of determination, $137,000,000 less the sum of any amount previously applied in reduction of such amount pursuant to Section 2(b) or Section 2(c) and less any Realized Losses allocated to Note A pursuant to Section 3(a).

“Note A Rate” shall mean the Interest Rate set forth in Note A.

“Note A Servicing Fee” shall have the meaning assigned such term in Section 3(a).

“Note A Servicing Fee Rate” shall mean a per annum rate determined by Lead Lender, but in no event greater than 0.07% per annum.

“Note B Default Rate” shall mean the lesser of (a) the highest rate allowable at law and (b) 5.00% above the Note B Rate.

“Note B Principal Balance” shall mean, on any date of determination, $20,000,000, less the sum of any amount previously applied in reduction of such amount pursuant to Section 2(b) or Section 2(c) and less any Realized Losses allocated to Loan B pursuant to Section 3(a).

“Note B Rate” shall mean the Interest Rate set forth in Note B.

“Note B Servicing Fee” shall have the meaning assigned such term in Section 3(a).

“Operating Advisor” shall mean, with respect to the Loan, the advisor elected pursuant to Section 3(g).

“Permitted Fund Manager” means any Person that on the date of determination is (i) one of the entities listed on Exhibit B or any other nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, (ii) investing through a fund with committed capital of at least $250,000,000 and (iii) not subject to any proceeding or action under existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors.

“Pooling Agreement” shall mean from and after the Securitization Date, the pooling and servicing agreement, trust and servicing agreement or similar agreement executed in connection with the Securitization of Note A (provided that the terms of such agreement shall meet the requirements set forth in Section 3(c)).

“Prepayment Premium” shall mean, with respect to the Loan, any prepayment premium, spread maintenance premium, yield maintenance premium or any similar fee or charge required to be paid in connection with a prepayment of the Loan.

“Prime Rate” shall mean the “Prime Rate” in effect from time to time (as published in the “Money Rates” section of The Wall Street Journal or, if such section or publication no longer is available, such other publication as determined by Lead Lender in its reasonable discretion).

“Promissory Note” shall have the meaning assigned to such term in the recitals.

“Property” shall have the meaning assigned to such term in the recitals.

“Qualified Institutional Lender” shall mean: (x) Initial Co-Lender and Initial Lead Lender and (y):

(a) one or more of the following:

(i) an insurance company, bank, savings and loan association, investment bank, trust company, commercial credit corporation, pension plan, pension fund, pension fund advisory firm, mutual fund, real estate investment trust or governmental entity or plan; or

(ii) an investment company, money management firm or a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended; or

(iii) a Qualified Trustee (or in the case of a CDO, a single-purpose bankruptcy-remote entity which contemporaneously pledges its interest in Note B to a Qualified Trustee) in connection with (A) a securitization of, (B) the creation of collateralized debt obligations (“CDO”) secured by, or (C) a financing through an “owner trust” of, Note B or any interest therein (any of the foregoing, a “Securitization Vehicle”), provided that (1) one or more classes of securities issued by such Securitization Vehicle is initially rated at least investment grade by each of the Rating Agencies which assigned a rating to one or more classes of securities issued in connection with a Securitization (it being understood that with respect to any Rating Agency that assigned such a rating to the securities issued by such Securitization Vehicle, a Rating Agency Confirmation will not be required in connection with a transfer of Note B or any interest therein to such Securitization Vehicle; (2) in the case of a Securitization Vehicle that is not a CDO, the special servicer of such Securitization Vehicle is a Qualified Servicer at the time of Transfer and the related transaction documents for such Securitization Vehicle require that any successor be a Qualified Servicer (such entity, an “Approved Servicer”) and such Approved Servicer is required to service and administer Note B or any interest therein in accordance with servicing arrangements for the assets held by the Securitization Vehicle which require that such Approved Servicer act in accordance with a servicing standard notwithstanding any contrary direction or instruction from any other Person; or (3) in the case of a Securitization Vehicle that is a CDO, the CDO Asset Manager and, if applicable, each Intervening Trust Vehicle that is not administered and managed by a Qualified Trustee or CDO Asset Manager which is a Qualified Institutional Lender, are each a Qualified Institutional Lender under clauses (a)(i), (a)(ii) or (a)(v) of this definition; or

(iv) an investment fund, limited liability company, limited partnership or general partnership in which a Permitted Fund Manager acts as the general partner, managing member, Controlling Member, or the fund manager responsible for the day to day management and operation of such investment vehicle and provided that greater than fifty percent (50%) of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Institutional Lenders; or

(v) an institution substantially similar to any of the foregoing described in clauses (a)(i), (a)(ii) or (a)(iv) above;

which, in the case of each of clauses (a)(i), (ii), (iii)(3), (iv) or (v) of this definition, has at least $600,000,000 in total assets (in name or under management) and (except with respect to a pension advisory firm or similar fiduciary) at least $200,000,000 in capital/statutory surplus or shareholders’ equity (which, in the case of clause (iv) above may be satisfied by the assets and capital/statutory surplus or shareholders’ equity (which, in the case of clause (iv) above may be satisfied by the assets and capital/statutory surplus or shareholders’ equity of the Permitted Fund Manager), and is regularly engaged in the business of making or owning commercial real estate loans or commercial loans (or interests therein) similar to the Loan; or

(b) any entity Controlled (as defined below) by or Controlling, or under common Control with, the holder of the related promissory note (i.e., Note A or Note B) or any of the entities described in clause (a) above.

For purposes of this definition only, “Control” means the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests of an entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise, and “Controlled” and “Controlling” have the meaning correlative thereto.

“Qualified Servicer” shall mean any nationally recognized commercial mortgage loan servicer (other than Keycorp Real Estate Capital Markets, Inc. or any of its affiliates) (i) rated at least “Css2,” in the case of a special servicer, or at least “Css2,” in the case of a master servicer, by Fitch, (ii) on the S&P Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, and (iii) if such master servicer or special servicer, as applicable, is acting as master servicer or special servicer, as applicable, in a commercial mortgage loan securitization that was rated by Moody’s within the twelve (12) month period prior to the date of determination, Moody’s has not downgraded or withdrawn the then-current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such master servicer or special servicer as master servicer or special servicer, as applicable, of such commercial mortgage securities.

“Qualified Trustee” shall mean (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred, having a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal or state authority or (ii) an institution whose long-term senior unsecured debt is rated in either of the then in effect top two rating categories of each of the Rating Agencies.

“Rating Agency Confirmation” shall mean, at any time that Loan A or any portion thereof is an asset of the Securitization, a written confirmation from each Rating Agency that its credit rating of each class of the securities issued under the Pooling Agreement to which it has assigned a rating, immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought, will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which confirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.

“Realized Loss” shall mean, with respect to a Defaulted Loan: (a) if a Final Recovery Determination has been made, an amount (not less than zero) equal to (i) (A) the unpaid principal balance of the Loan as of the commencement of the Interest Accrual Period in which the Final Recovery Determination was made, plus (B) without taking into account the amount described in subclause (a)(ii) of this definition, all accrued but unpaid interest on the Loan at the related interest rate through the end of the Interest Accrual Period in which the Final Recovery Determination was made (exclusive of any portion thereof that constitutes default interest in excess of the mortgage rate, late charges or Prepayment Premiums), plus (C) any related unreimbursed servicing advances through the end of the Interest Accrual Period in which the Final Recovery Determination was made and any interest on such servicing advances and any interest on any principal and interest advances with respect to Loan A or Loan B, as applicable, minus (ii) all payments and proceeds, if any, received with respect to the Loan through the end of the Interest Accrual Period in which such Final Recovery Determination was made; (b) if any portion of the principal or previously accrued interest (other than default interest in excess of the mortgage rate or Prepayment Premiums) payable thereunder was canceled in connection with a bankruptcy or similar proceeding involving Borrower or a modification, waiver or amendment of the Loan granted or agreed to by Lead Lender (or any servicer or Trustee acting on behalf of Lead Lender), the amount of such principal and/or interest so canceled; and (c) if the interest rate relating to the Loan has been permanently reduced and not recaptured for any period in connection with a bankruptcy or similar proceeding involving Borrower or a modification, waiver or amendment of the Defaulted Loan granted or agreed to by Lead Lender (or any servicer or Trustee acting on behalf of Lead Lender), the amount of the consequent reduction in the interest portion of each successive periodic payment due thereon. Each Realized Loss shall be deemed to have been incurred on the Payment Date for each affected periodic payment.

“REMIC” shall have the meaning assigned to such term in Section 3(l).

“REMIC Provisions” shall mean provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of subchapter M of Chapter 1 of the Code, and related provisions, and regulations (including any applicable proposed regulations) and rulings promulgated thereunder, as the foregoing may be in effect from time to time.

“REO Property” shall mean the Property to which title has been acquired on behalf of Lead Lender and Co-Lender through foreclosure, delivery of a deed in lieu of foreclosure or otherwise.

“Repurchase Date” shall have the meaning assigned to such term in Section 6.

“Repurchase Notice” shall have the meaning assigned to such term in Section 6.

“Reserve Collateral” shall have the meaning set forth in Section 29.

“Securitization” shall mean the transaction or transactions pursuant to which Lead Lender will transfer Loan A (subject to the rights of Co-Lender hereunder) in connection with a securitization to a Trustee pursuant to the Pooling Agreement creating a trust fund which will issue certificates which will, among other things, represent an undivided interest in Loan A and one (1) or more other mortgage loans or participation or other interests therein.

“Securitization Date” shall mean the closing date on which a Securitization is consummated.

“Securitization Trust” shall mean the trust or trusts formed pursuant to a Securitization pursuant to which Loan A or any portion thereof is held.

“Servicer” shall mean Lead Lender or any servicer that is servicing the Loan on behalf of Lead Lender.

“Servicing Event of Default” shall mean any one of the following events:

(a) any failure by Lead Lender to remit to Co-Lender any amount required to be so remitted by Lead Lender in servicing the Loan pursuant to, and at the time specified by, the terms of this Agreement, and such failure continues unremedied for more than three (3) Business Days after the date on which the remittance was due;

(b) any failure on the part of Lead Lender to (i) abide by Accepted Servicing Practices or (ii) observe or perform in any material respect any other of the material covenants or agreements of Lead Lender relating to the servicing of the Loan under this Agreement, which, in either case, continues unremedied for a period of 30 days (or 60 days, so long as Lead Lender promptly commences and diligently proceeds with pursuing a cure in good faith) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to Lead Lender by Co-Lender;

(c) the entry of a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings against Lead Lender or for the winding-up or liquidation of the affairs of Lead Lender and such decree or order remains unstayed and in effect for a period of 60 days;

(d) the consent by Lead Lender to the appointment of a conservator or receiver or liquidator or liquidating committee in any insolvency, readjustment of debt, marshalling of assets and liabilities, voluntary liquidation or similar proceedings of or relating to Lead Lender or relating to all or substantially all of the property of Lead Lender;

(e) the admission by Lead Lender in writing of its inability to pay its debts generally as they become due, the filing by Lead Lender of a petition to take advantage of any applicable insolvency or reorganization statute, the making by Lead Lender of an assignment for the benefit of its creditors or the voluntary suspension by Lead Lender of payment of substantially all of its obligations; or

(f) the servicer acting on behalf of Lead Lender no longer qualifies as a Qualified Servicer and such failure to qualify is not cured within thirty (30) days of notice thereof to Lead Lender and Co-Lender.

“Special Event of Default” shall mean (a) a monetary Event of Default or (b) a non-monetary Event of Default with respect to which the Loan becomes a Specially Serviced Mortgage Loan.

“Special Servicer” shall have the meaning assigned to such term in Section 3(n).

“Specially Serviced Mortgage Loan” shall mean, with respect to the Loan, when any one of the following has occurred:

(a) a payment default occurred at its maturity date (as extended pursuant to the applicable Loan Documents, if applicable), which was not extended by Lead Lender (subject to the Operating Advisor’s consent when required under Section 3(h)) within 60 days following its maturity;

(b) the Borrower has failed to make any two consecutive scheduled interest payments which remain delinquent;

(c) the Borrower has entered into or consented to any Insolvency Proceeding, or the Borrower has become the subject of a decree or order for such a proceeding that shall have remained in full force, undischarged or unstayed for a period of 60 days;

(d) Lead Lender shall have received notice of the foreclosure or proposed foreclosure of any other lien on the Property;

(e) to the knowledge of Lead Lender (consistent with Accepted Servicing Practices after a non-binding consultation with the Operating Advisor), a material default under the Loan Documents (which for the purposes of this clause (e) shall not include the failure to maintain insurance against acts of terrorism if the servicer is not required to maintain such insurance pursuant to the terms of the Pooling Agreement) has occurred, or is imminent, and is not likely to be cured by the Borrower within 60 days thereafter;

(f) the Borrower admits in writing its inability to pay its debts generally as they become due, makes an assignment for the benefit of its creditors or voluntarily suspends payment of its obligations;

(g) Lead Lender receives notice that the Borrower intends to violate or has violated any “due-on-sale” or “due-on-encumbrance” clause in the Mortgage;

(h) any other default occurs that, in the reasonable judgment of Lead Lender exercised in accordance with Accepted Servicing Practices, materially impairs, or is reasonably likely to materially impair, the use or marketability of the Property or the value thereof as security for the Loan; or

(i) there have been four consecutive interest advances on behalf of the Borrower;

provided, however, that a Loan will cease to be a Specially Serviced Mortgage Loan:

(i) with respect to clauses (a) and (b) above, when the Loan becomes a performing Loan for at least 90 consecutive days, in accordance with its original terms or as modified in accordance with this Agreement; or

(ii) with respect to clauses (c), (d), (e), (f), (g), (h) or (i) above, when such event specified has been remedied, cured or otherwise resolved;

provided, further, that, subject to Section 3(c), from and after the occurrence of a Securitization, “Specially Serviced Mortgage Loan” shall have the same meaning as the analogous definition set forth in the Pooling Agreement.

“Taxes” shall have the meaning assigned to such term in Section 25.

“Transfer” shall have the meaning assigned such term in Section 15.

“Trigger Event” shall have the meaning assigned to such term in Section 3(k).

“Trustee” shall have the meaning assigned to such term in Section 3(n).

2. Contribution of Loan B; Payments to Lead Lender and Co-Lender.

(a) Lead Lender hereby contributes Loan B to Co-Lender as a capital contribution. Thereafter, Co-Lender shall be deemed the owner of Note B. Use of the terms Note A Principal Balance and Note B Principal Balance are merely for convenience in determining the economic interests of the parties.

(b) Provided no Special Event of Default has occurred and is continuing (provided that for purposes of determining whether a Special Event of Default has occurred in this Section 2(b), a monetary Event of Default shall not be considered a Special Event of Default if such default is cured by the payment of a Cure Payment pursuant to Section 7 hereof and a non-monetary Event of Default shall not be considered a Special Event of Default if the time periods for cure of such non-monetary Event of Default by Co-Lender (if such default is susceptible to cure by Co-Lender) shall not have passed without such non-monetary Event of Default being cured pursuant to Section 7, after payment or reimbursement of the Note A Servicing Fee, the Note B Servicing Fee, any Additional Trust Fund Expenses, Costs and Advances and principal and/or interest advances made by Lead Lender or any servicer, trustee or fiscal agent (each, without duplication), in each case to the extent provided for in the Pooling Agreement while the Loan is being serviced pursuant to the Pooling Agreement, all payments and proceeds (of whatever nature) received with respect to the Loan (including amounts received by the master servicer or Special Servicer pursuant to the Pooling Agreement, but excluding any amounts for required reserves or escrows required by the Loan Documents and proceeds, awards or settlements to be applied to the restoration or repair of the Property or released to the Borrower in accordance with the terms of the Loan Documents) will be applied in the following order of priority:

(i) first, to Lead Lender in an amount equal to the accrued and unpaid interest on the Note A Principal Balance at the Net Note A Rate through the end of the related Interest Accrual Period;

(ii) second, to Lead Lender (A) in an amount equal to its pro rata (based upon the Note A Principal Balance and the Note B Principal Balance) portion of the principal balance of the Loan which is due and payable pursuant to the Loan Documents, if any, together with (B) all prepayments to the extent actually paid, including, without limitation, Loss Proceeds applied to the repayment of the Loan, in an amount equal to Lead Lender’s pro rata (based upon the Note A Principal Balance and the Note B Principal Balance, respectively) portion of the principal balance of the Loan;

(iii) third, to Lead Lender any unreimbursed Realized Losses previously allocated to Note A;

(iv) fourth, to Co-Lender in an amount equal to any unreimbursed Cure Payments and Advances made by Co-Lender pursuant to Section 5(b) which are reimbursed by Borrower,

(v) fifth, to Co-Lender in an amount equal to the accrued and unpaid interest on the Note B Principal Balance at the Net Note B Rate through the end of the related Interest Accrual Period;

(vi) sixth, to Co-Lender (A) in an amount equal to its pro rata (based upon the Note A Principal Balance and the Note B Principal Balance, respectively),

portion of the principal balance of the Loan which is due and payable pursuant to the Loan Documents, together with (B) all prepayments to the extent actually paid, including, without limitation, Loss Proceeds applied to the repayment of the Loan, in an amount equal to Co-Lender’s pro rata (based upon the Note A Principal Balance and the Note B Principal Balance, respectively) portion of the principal balance of the Loan;

(vii) seventh, to Co-Lender any unreimbursed Realized Losses previously allocated to Note B;

(viii) eighth, to Lead Lender and Co-Lender, pro rata (based upon the Note A Principal Balance and the Note B Principal Balance, respectively), in an amount equal to the Prepayment Premium or Exit Fee, to the extent actually paid, allocable to the Loan;

(ix) ninth, to Lead Lender and Co-Lender, pro rata (based upon the Note A Principal Balance and the Note B Principal Balance, respectively), in an amount equal to any extension fees, to the extent actually paid, allocable to the Loan;

(x) tenth, to Lead Lender in an amount equal to any default interest (in excess of the interest paid in accordance with Section 2(b)(i)) on the Note A Principal Balance calculated at the Note A Default Rate; provided, however, that any default interest which accrued during any and all periods for which Co-Lender made Cure Payments in accordance with Section 7(a) hereof shall instead be paid to Co-Lender;

(xi) eleventh, to Co-Lender in an amount equal to any default interest (in excess of the interest paid in accordance with Section 2(b)(v)) on the Note B Principal Balance calculated at the Note B Default Rate;

(xii) twelfth, to Lead Lender and Co-Lender, in that order, any accrued and unpaid interest on Realized Losses allocated to Note A and Note B calculated at the applicable Note A Rate and Note B Rate from the date such Realized Loss was allocated to such interest through the date such Realized Loss was reimbursed; and

(xiii) thirteenth, any excess, pro rata, to Lead Lender and Co-Lender (based upon the initial Note A Principal Balance and the initial Note B Principal Balance, respectively).

(c) Following the occurrence and during the continuance of a Special Event of Default (provided that for purposes of determining whether a Special Event of Default has occurred in this Section 2(c) a monetary Event of Default shall not be considered a Special Event of Default if such default is cured by the payment of a Cure Payment pursuant to Section 7 hereof and a non-monetary Event of Default shall not be considered a Special Event of Default if the time periods for cure of such non-monetary Event of Default by Co-Lender (if such default is susceptible to cure by Co-Lender) shall not have passed without such non-monetary Event of Default being cured pursuant to Section 7, after payment or reimbursement of the Note A Servicing Fee, the Note B Servicing Fee, any Additional Trust Fund Expenses, Costs and/or Advances (each, without duplication, in each case to the extent provided for in the Pooling Agreement while the Loan is being serviced pursuant to the Pooling Agreement), all payments and proceeds (of whatever nature) received with respect to Note B will be subordinated (subject to the terms hereof) to all payments due with respect to Note A and the amounts received with respect to the Loan (including amounts received by the master servicer or Special Servicer pursuant to the Pooling Agreement, but excluding any amounts for required reserves or escrows required by the Loan Documents and proceeds, awards or settlements to be applied to the restoration or repair of the Property or released to the Borrower in accordance with the terms of the Loan Documents), and all payments and proceeds (of whatever nature, including, without limitation, net operating income from the REO Property and any net liquidation proceeds from the REO Property) received with respect to the Loan will be applied in the following order of priority:

(i) first, to Lead Lender, in an amount equal to accrued and unpaid interest on the Note A Principal Balance at the Net Note A Rate through the end of the related Interest Accrual Period;

(ii) second, to Lead Lender, in an amount equal to the Note A Principal Balance until paid in full;

(iii) third, to Lead Lender, any unreimbursed Realized Losses previously allocated to Note A;

(iv) fourth, to Co-Lender in an amount equal to accrued and unpaid interest on the Note B Principal Balance at the Net Note B Rate through the end of the related Interest Accrual Period;

(v) fifth, to Co-Lender, in an amount equal to the Note B Principal Balance until paid in full;

(vi) sixth, to Co-Lender any unreimbursed Realized Losses previously allocated to Note B;

(vii) seventh, to Lead Lender, in an amount equal to the portion of any Prepayment Premium, to the extent actually paid, allocable to Note A (based upon the ratio between the initial Note A Principal Balance and the initial Note B Principal Balance);

(viii) eighth, to Co-Lender, in an amount equal to the portion of any Prepayment Premium, to the extent actually paid, allocable to Note B (based upon the ratio between the initial Note A Principal Balance and the initial Note B Principal Balance);

(ix) ninth, to Lead Lender in an amount equal to the full Exit Fee, to the extent actually paid;

(x) tenth, to Lead Lender, in an amount equal to the portion of any extension fees, to the extent actually paid, allocable to Note A (based upon the ratio between the initial Note A Principal Balance and the initial Note B Principal Balance);

(xi) eleventh, to Co-Lender in an amount equal to the portion of any extension fees, to the extent actually paid, allocable to Note B (based upon the ratio between the initial Note A Principal Balance and the initial Note B Principal Balance);

(xii) twelfth, to Lead Lender in an amount equal to any default interest (in excess of the interest paid in accordance with Section 2(c)(i)) on the Note A Principal Balance calculated at the Note A Default Rate;

(xiii) thirteenth, to Co-Lender in an amount equal to any default interest (in excess of the interest paid in accordance with Section 2(c)(iii)) on the Note B Principal Balance calculated at the Note B Default Rate;

(xiv) fourteenth, to Co-Lender in an amount equal to any unreimbursed Cure Payments or any unreimbursed Costs (including Advances) paid or reimbursed by Co-Lender with respect to the Loan pursuant to this Agreement; and

(xv) fifteenth, any excess, pro rata, to Lead Lender and Co-Lender (based upon the initial Note A Principal Balance and the initial Note B Principal Balance, respectively).

3. Administration of the Loan Generally.

(a) Lead Lender shall administer the Loan in a manner consistent with Accepted Servicing Practices. Notwithstanding the foregoing, Lead Lender and Co-Lender shall have the right, subject to the provisions of Section 15, to assign in whole or in part Loan A and Loan B, as the case may be, and their respective rights under this Agreement and their respective obligations hereunder or thereunder to any Person other than the Borrower or any Affiliate of the Borrower and, subject to Section 15, to sell participation interests in all or any portion of Loan A and Loan B, as the case may be, to any Person other than the Borrower or any Affiliate of the Borrower. Lead Lender shall distribute or cause to be distributed to Co-Lender, within two (2) Business Days after the applicable Payment Date (or, after the Securitization Date, within such longer period of time as is provided in the Pooling Agreement; provided, that in no event shall such period exceed three (3) Business Days after the applicable Payment Date), all payments due to Co-Lender with respect to Loan B, to the extent that funds received in respect of the Loan are allocated to amounts due with respect to Loan B in accordance with Sections 2(b) or 2(c); provided, however, that prior to calculating any amount of interest, principal or other amounts due on such date to Co-Lender, Lead Lender shall allocate any Realized Losses with respect to the Loan, to reduce the Note B Principal Balance (not below zero) and, thereafter, to reduce the Note A Principal Balance (not below zero) by any Realized Losses. In consideration for servicing the Loan, Lead Lender shall retain from sums otherwise allocable to Lead Lender and Loan A monthly on each Payment Date a servicing fee in the amount of the Note A Servicing Fee Rate multiplied by the Note A Principal Balance (the “Note A Servicing Fee”). In consideration of servicing the Loan and Loan B, Co-Lender shall pay monthly on each Payment Date to Lead Lender (which may also be retained from distributions due to Co-Lender hereunder pursuant to Section 2(b) or 2(c)) a servicing fee in the amount of the Co-Lender Servicing Fee Rate multiplied by the Note B Principal Balance (the “Note B Servicing Fee”). Each of the Note A Servicing Fee and the Note B Servicing Fee shall be paid on the same basis and for the same period of time that interest is paid on the Loan. From and after Securitization, the Note A Servicing Fee and the Note B Servicing Fee may be adjusted by Lead Lender in its sole discretion (including, without limitation, after the Securitization Date, the addition of a Trustee or similar fee) provided that the Note B Servicing Fee (in each case, inclusive of any Trustee or similar fee) after such adjustment shall not exceed in the aggregate 0.015% per annum; provided, further, however, that the Note A Servicing Fee and any Trustee or similar fees after such adjustment shall be at a market rate consistent with similar transactions.

(b) (i) Prior to the Securitization Date, in servicing and administering of the Loan, Lead Lender shall perform and discharge the following duties to the extent consistent with Accepted Servicing Practices:

(A) Lead Lender shall use reasonable efforts, including requesting a certification from the Borrower at least annually, to determine whether the Borrower is complying with the requirements of Section 2.4 of the Mortgage within the time frames set forth therein. Lead Lender shall report to Co-Lender any non-compliance as promptly as reasonably practicable.

(B) Intentionally omitted.

(C) In connection with any proposed contractual extension of the maturity date pursuant to the terms and conditions of the Promissory Note, Lead Lender shall use reasonable efforts to determine whether the Borrower satisfies all the requisite conditions precedent to any such extension and shall promptly report to Co-Lender in writing whether such conditions have been satisfied.

(D) Intentionally Omitted.

(E) Lead Lender shall provide to Co-Lender on a weekly basis a reconciliation of the Sub-Accounts of the Central Account and a report of account balances in all Escrow Accounts.

(F) Intentionally Omitted.

(G) Lead Lender shall review the operating statements, financial statements and budgets delivered by the Borrower pursuant to Section 2.14 of the Mortgage as promptly as reasonably practicable and will promptly advise Co-Lender in writing of any material adverse change from prior statements or budgets or any apparent violation of the provisions of the Mortgage shown by the information set forth on the statements and budgets. Promptly after its receipt of the operating statements, financial statements or budgets delivered by the Borrower pursuant to Section 2.14 of the Mortgage, Lead Lender shall deliver copies of the same to Co-Lender.

(H) Lead Lender shall deliver to Co-Lender a statement on or before each remittance date under this Agreement reflecting Lead Lender’s calculation of the payment due to Co-Lender under the terms of the Loan Documents.

(I) Lead Lender shall keep and maintain accounting records reasonably acceptable to Co-Lender, upon which shall be recorded all amounts payable to Co-Lender pursuant to the terms of the Loan Documents. Such accounting records shall at all times reflect the current and correct outstanding principal balance of Note A and Note B and may be prepared manually, electromechanically or electronically, or by any combination of such methods; provided, that the method of accounting utilized by Lead Lender shall record historical data, current principal, and other required statistical information in such manner as may be exhibited to Co-Lender in visible form. In addition, Lead Lender shall keep, and furnish copies thereof to Co-Lender upon request, records setting forth the interest rate payable on the Note B Principal Balance during each Interest Accrual Period relating to the Loan and the calculation of the amount of interest (and, if applicable, principal) payable to Co-Lender during such Interest Accrual Period. Co-Lender shall have the right upon reasonable notice to Lead Lender, at any reasonable time during normal business hours and at Co-Lender’s expense, but without charge, to have access to and to examine Lead Lender’s books and records relating to Loan A, Loan B, the Loan Documents and the Property.

(J) Lead Lender shall keep and maintain records, and shall keep all filings current, with respect to any UCC financing statements filed in connection with the Loan.

(K) Lead Lender acknowledges and agrees that Lead Lender shall direct the Bank to disburse funds from the Central Account pursuant to this Agreement and Article III of the Mortgage and shall promptly provide copies of all correspondence sent by Lead Lender to the Bank, or by the Bank to Lead Lender, including without limitation all disbursement instructions and statements received from the Bank in connection with the Central Account and the Sub-Accounts thereof to Co-Lender.

(L) Lead Lender shall notify the Borrower and Co-Lender of any deficiencies in the required Sub-Accounts of the Central Account three (3) Business Days prior to each Payment Date.

(ii) Lead Lender shall use its commercially reasonable efforts to have the Pooling Agreement include provisions substantially similar to those contained in Section 3(b)(i) relating to the substance thereof after the Securitization Date.

(c) Upon the consummation of the Securitization, Co-Lender acknowledges and agrees that the Pooling Agreement relating to the Securitization will govern the terms of the servicing and administration of the Loan; provided, that such Pooling Agreement shall contain provisions regarding the rights of Co-Lender which are the same as or more favorable to Co-Lender (other than those that are applicable only prior to the Securitization), in substance, to the provisions set forth herein; and, provided, further, that the Pooling Agreement will provide that the master servicer and Special Servicer shall service the Loan in accordance with Accepted Servicing Practices. At any time after the Securitization Date that Loan A is no longer subject to the provisions of the Pooling Agreement, Lead Lender shall cause the Loan to be serviced pursuant to a servicing agreement that contains servicing provisions which are the same as or more favorable to Co-Lender, in substance, to those in the Pooling Agreement and all references herein to the “Pooling Agreement” shall mean such subsequent servicing agreement; provided, however, that until a replacement servicing agreement has been entered into, Lead Lender shall cause the Loan to be serviced in accordance with the servicing provisions set forth in the Pooling Agreement as if such agreement was still in full force and effect with respect to the Loan; provided, further, however, that until a replacement servicing agreement is in place, the actual servicing of the Loan may be performed by any Qualified Servicer appointed by Lead Lender and does not have to be performed by the service providers set forth under the Pooling Agreement. Notwithstanding anything to the contrary contained herein, in accordance with the Pooling Agreement, Lead Lender shall cause the master servicer and the Special Servicer to service and administer the Loan in accordance with Accepted Servicing Practices, taking into account the interests of both Lead Lender and Co-Lender (as a collective whole) (it being understood that the interest of Co-Lender is junior to Loan A, subject to the terms and conditions of this Agreement), and any Co-Lender which is not the Borrower or an Affiliate of the Borrower shall be deemed a third party beneficiary of such provisions of the Pooling Agreement.

(d) Subject to the terms of this Agreement, Lead Lender shall have the exclusive right and obligation to administer the Loan on behalf of Lead Lender and Co-Lender and to enforce the Loan Documents, including, without limitation, the right to collect all payments due thereunder. All sums received by Lead Lender with respect to the Loan shall be held by Lead Lender in custody on behalf of Lead Lender and Co-Lender and shall be distributed pursuant to the terms and provisions of this Agreement. Subject to the other terms and provisions of this Agreement, Lead Lender reserves the right, and Co-Lender acknowledges that Lead Lender has the sole and exclusive authority, to (i) modify or waive any of the terms of the Loan Documents, (ii) consent to any action or failure to act by the Borrower or any party to the Loan Documents, (iii) vote all claims with respect to the Loan in any bankruptcy, insolvency or similar proceedings, whether voluntary or involuntary including the right to approve or reject any plan of reorganization, and (iv) take legal action to enforce or protect Lead Lender’s and Co-Lender’s interests with respect to the Loan or to exercise or refrain from exercising any powers or rights which Lead Lender may have under the Loan Documents, including, without limitation, the right at any time to accelerate, or refrain from accelerating, the Loan, to foreclose and sell and otherwise deal with the Property, or refrain from foreclosing, selling or otherwise dealing with the Property, and to enforce or refrain from enforcing the Loan Documents. Lead Lender shall exercise such rights and powers (subject to the other provisions of this Section 3, including, without limitation, Section 3(h)) on the understanding that (A) Lead Lender may (subject to the other provisions of this Agreement, including, without limitation, Section 3(h)) use its sole discretion with respect to exercising or refraining from exercising any rights, or taking or refraining from taking any actions, which may be vested in Lead Lender or which Lead Lender may be entitled to take or assert under or in respect of any of the Loan Documents, including rights and actions relating to any waiver or amendment of any term thereof, (B) Lead Lender will give the same degree of care to the administration of the Loan as is consistent with Accepted Servicing Practices, (C) Lead Lender shall not be liable to Co-Lender with respect to Loan B including, without limitation, any sums due with respect to Loan B, except with respect to losses actually suffered by Co-Lender due to a breach of this Agreement by Lead Lender or due to the gross negligence or willful misconduct, or, if provided in the Pooling Agreement, negligence and willful misconduct, on the part of Lead Lender, (D) the interests of Co-Lender in the Loan are junior to the interests of Lead Lender in the Loan and any proceeds thereof, in accordance with the terms of this Agreement, and (E) Lead Lender may accept deposits from the Borrower or any other Person having obligations relating to the Loan. Without limiting the generality of the foregoing, Lead Lender (x) may rely upon the advice of legal counsel, accountants and other experts (including those retained by the Borrower) and upon any written communication or any telephone conversation which Lead Lender believes in good faith to be genuine and correct or to have been signed, sent or made by the proper Person; (y) shall not be required to make any inquiry concerning the performance by the Borrower or any other Person of any of its obligations and liabilities under or relating to the Loan; and (z) shall have no obligation to make any claim against, or to assert any lien upon, any property held by Lead Lender other than the Property or to assert any offset there against.

(e) Notwithstanding anything to the contrary set forth in this Agreement, in no event will Lead Lender (or any servicer on behalf of Lead Lender) be permitted to take any action or refrain from taking any action which would violate any law of any applicable jurisdiction, breach the related Loan Documents, be inconsistent with Accepted Servicing Practices or violate any provisions of this Agreement or the Pooling Agreement.

(f) Lead Lender shall prepare, or shall cause the Special Servicer to prepare, a report (the “Asset Status Report”) for the Loan when it becomes a Specially Serviced Mortgage Loan not later than 30 days after the Loan becomes a Specially Serviced Mortgage Loan or, after the Securitization Date, not later than 30 days after the servicing of the Loan is transferred to any Special Servicer (or, after the Securitization Date, within such longer period of time, not to exceed 45 days in any case, as is provided for in the Pooling Agreement). Each Asset Status Report will be delivered upon preparation in electronic format to Co-Lender, the Operating Advisor and, if required under the Pooling Agreement, the Rating Agencies. Such Asset Status Report shall set forth the following information to the extent reasonably determinable:

(i) summary of the status of such Specially Serviced Mortgage Loan and any negotiations with the Borrower;

(ii) a discussion of the legal and environmental considerations reasonably known at such time to Lead Lender or Special Servicer, as applicable, consistent with Accepted Servicing Practices, that are applicable to the exercise of remedies as aforesaid and to the enforcement of any related guaranties or other collateral for the Loan and whether outside legal counsel has been retained;

(iii) the most current rent roll and income or operating statement available for the Property;

(iv) Lead Lender’s or Special Servicer’s, as applicable, recommendations on how such Specially Serviced Mortgage Loan might be returned to performing status and, after the Securitization Date, returned to the master servicer for regular servicing or otherwise realized upon;

(v) the appraised value of the Property together with the assumptions used in the calculation thereof;

(vi) the status of any foreclosure actions or other proceedings undertaken with respect thereto, any proposed workouts with respect thereto and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional Events of Default;

(vii) a summary of any proposed actions and an analysis of whether or not taking such action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth the basis on which Lead Lender or, after the Securitization Date, the Special Servicer made such determination; and

(viii) such other information as Lead Lender and the Special Servicer deem relevant in light of Accepted Servicing Practices.

If Controlling Holder does not disapprove an Asset Status Report in writing within 10 Business Days, Lead Lender is required to implement the recommended action as outlined in such Asset Status Report; provided however, that Lead Lender may not take any action that is contrary to applicable law or the terms of the applicable Loan Documents or inconsistent with Accepted Servicing Practices, this Agreement or the Pooling Agreement. Controlling Holder may object to any Asset Status Report within 10 Business Days after receipt. Lead Lender is required to determine whether such affirmative disapproval is consistent with Accepted Servicing Practices within ten (10) Business Days. If Controlling Holder disapproves such Asset Status Report and Lead Lender has not made the affirmative determination, consistent with Accepted Servicing Practices, that such objection is not in the best interest of Lead Lender (or after the Securitization Date all the holders of any securities issued in connection with the Securitization) and Co-Lender (as a collective whole), Lead Lender will revise such Asset Status Report as soon as practicable thereafter but in no event later than ten (10) Business Days after such disapproval. In any event, if Controlling Holder does not approve an Asset Status Report within 60 Business Days from the first submission of the Asset Status Report, Lead Lender may act upon the most recently submitted form of Asset Status Report and Accepted Servicing Practices, subject to the other limitations contained herein. Controlling Holder is required to act as promptly as possible in order to finalize the Asset Status Report. Lead Lender will revise such Asset Status Report until Controlling Holder fails to disapprove such revised Asset Status Report (as promptly as possible but in any event within 30 days after receiving Co-Lender’s objections thereof) as described above or until Lead Lender makes an affirmative determination, consistent with Accepted Servicing Practices, that such objection is not in the best interest of all the holders of securities issued in connection with the Securitization and Co-Lender (as a collective whole). Notwithstanding the foregoing, Lead Lender, acting in accordance with Accepted Servicing Practices, may, following the occurrence of an extraordinary event with respect to the Property, take any action set forth in such Asset Status Report before the expiration of the aforementioned ten (10) Business Day or sixty (60) Business Day periods, as applicable, if Lead Lender has reasonably determined that failure to take such action would materially adversely affect the interests of the holders of securities issued in connection with the Securitization and Co-Lender (as a collective whole), and it has made a reasonable effort to contact Controlling Holder. Lead Lender is not permitted to take any action inconsistent with an approved Asset Status Report, unless such action would be required, in Lead Lender’s reasonable judgment, in order to act in accordance with Accepted Servicing Practices.

(g) Controlling Holder shall have the right at any time to appoint an operating advisor for the Loan (the “Operating Advisor”). For so long as the Loan is serviced under the Pooling Agreement, the Operating Advisor so appointed will be entitled to exercise the rights and powers granted to the Operating Advisor under the Pooling Agreement with respect to the Loan. Controlling Holder shall have the right in its sole discretion at any time and from time to time to remove and replace the Operating Advisor. When exercising its various rights under this Section 3 and elsewhere in this Agreement, Controlling Holder may, at its option, in each case, act through the Operating Advisor. The Operating Advisor may be any Person (other than the Borrower or any Affiliate of the Borrower), including, without limitation, Co-Lender, any officer or employee of Co-Lender, any affiliate of Co-Lender or any other unrelated third party. No such Operating Advisor shall owe any fiduciary duty or other duty to any other Person (other than Controlling Holder). All actions that are permitted to be taken by Controlling Holder under this Agreement may be taken by the Operating Advisor acting on behalf of Controlling Holder. Lead Lender shall not be required to recognize any Person as a Controlling Holder until such Person provides Lead Lender with evidence of its status (consisting of copies of transfer documents or other instruments evidencing its Controlling Interest) as a Controlling Holder, an address and telecopy number for the delivery of notices and other correspondence and a list of officers or employees of such Person with whom the parties to this Agreement may deal (including their names, titles, work addresses and telecopy numbers). Lead Lender shall not be required to recognize any Person as an Operating Advisor until Controlling Holder has notified Lead Lender of such appointment and, if the Operating Advisor is not the same Person as Controlling Holder, the Operating Advisor provides Lead Lender with written confirmation of its acceptance of such appointment, an address and telecopy number for the delivery of notices and other correspondence and a list of officers or employees of such Person with whom the parties to this Agreement may deal (including their names, titles, work addresses and telecopy numbers). Lead Lender shall promptly deliver such information to any servicer. As of the date hereof, Lead Lender recognizes the Initial Co-Lender as the initial Controlling Holder and the initial Operating Advisor. No servicer or Trustee shall be required to recognize any Person as a Controlling Holder or an Operating Advisor until they receive such information from Lead Lender. As of the Securitization Date, Lead Lender agrees to inform each such servicer or Trustee of the then current Controlling Holder and Operating Advisor.

(h) Notwithstanding anything to the contrary contained in this Agreement (except as provided in Sections 3(i), 3(k), 3(l) and 17), Lead Lender shall be required (i) to consult with the Operating Advisor in connection with (A) any adoption or implementation of a business plan submitted by the Borrower with respect to the Property; (B) the execution or renewal of any lease (if a lender approval is provided for in the applicable Loan Documents); (C) the release of any escrow held in conjunction with the Loan to the Borrower not expressly required by the terms of the Loan Documents or under applicable law; (D) alterations on the Property if approval by the lender is required by the Loan Documents; (E) material change in any ancillary Loan Documents; or (F) the waiver of any notice provisions related to prepayment; (ii)

to consult with the Operating Advisor (A) upon the occurrence of any Event of Default with respect to the Loan and to consider alternative actions recommended by the Operating Advisor and (B) at any time (whether or not an Event of Default has occurred) with respect to proposals to take any significant action with respect to the Loan or the Property and to consider alternative actions recommended by such Operating Advisor and (iii) so long as a Control Appraisal Period does not exist prior to taking any of the following actions, to notify in writing the Operating Advisor of any proposal to take any of such actions (and to provide Controlling Holder with such information as is in Lead Lender’s actual possession which is requested by Controlling Holder as may be necessary, in the reasonable judgment of Controlling Holder, to make a judgment) and, prior to taking any of the following actions, and to receive the written approval of the Operating Advisor (which approval may be given or withheld in the Operating Advisor’s sole discretion); provided, however, that neither Lead Lender nor any Servicer shall be required to take any action with respect to the following, the taking of which would violate Accepted Servicing Practices):

(A) any modification of, or waiver with respect to, the Loan that would result in the extension of the maturity date or extended maturity date thereof, a reduction in the interest rate borne thereby or the monthly debt service payment, Prepayment Premium or extension fee payable thereon or a deferral or a forgiveness of interest on or principal of the Loan or a modification or waiver of any other monetary term of the Loan relating to the timing or amount of any payment of principal or interest (other than default interest) or any other material sums due and payable under the Loan Documents or a modification or waiver of any provision of the Loan which restricts the Borrower or its equity owners from incurring additional indebtedness;

(B) any modification of, or waiver with respect to, the Loan that would result in a discounted pay-off of the Loan;

(C) commencement or termination of any foreclosure upon or comparable conversion of the ownership of the Property or any acquisition of the Property by deed-in-lieu of foreclosure;

(D) any sale of the Loan or the Property or any material portion thereof (other than pursuant to a purchase option contained herein or in the Pooling Agreement) or, except, as specifically permitted in the Loan Documents, the transfer of any direct or indirect interest in Borrower;

(E) any action to bring the Property or REO Property into compliance with any laws relating to hazardous materials;

(F) any substitution or release of collateral for the Loan (other than in accordance with the terms of, or upon satisfaction of, the Loan);

(G) any release of the Borrower or any guarantor from liability with respect to the Loan;

(H) any waiver of or determination not to enforce a “due-on-sale” or “due-on-encumbrance” clause (unless such clause is not exercisable under applicable law or such exercise is reasonably likely to result in successful legal action by the Borrower);

(I) any material changes to or waivers of any of the Insurance Requirements; and

(J) any incurrence of additional debt by the Borrower to the extent such incurrence requires the consent of Lender under the Loan Documents;

provided, that, (i) if the Operating Advisor fails to notify Lead Lender of its approval or disapproval of any such proposed action within 10 Business Days of delivery to such Operating Advisor by Lead Lender of written notice of such a proposed action, together with all information reasonably necessary to make an informed decision with respect thereto, such action by Lead Lender shall be deemed to have been approved by such Operating Advisor, (ii) with respect to any of the foregoing actions which necessitate the delivery of an Asset Status Report, such action will be taken in accordance with the procedures set forth in Section 3(f) and (iii) if Lead Lender determines in accordance with Accepted Servicing Practices that immediate action is necessary to protect the interests of Lead Lender and Co-Lender (as a collective whole), then Lead Lender shall be permitted to take the proposed action without waiting for a response from the Operating Advisor.

(i) The Operating Advisor shall not give any direction to, or approve or disapprove of an action of, Lead Lender that would cause Lead Lender to take any action or refrain from taking any action which would violate any law of any applicable jurisdiction, be inconsistent with Accepted Servicing Practices, this Agreement, the Pooling Agreement or the related Loan Documents. Notwithstanding anything to the contrary in this Agreement, in no event shall Lead Lender take any action or refrain from taking any action which would violate any law of any applicable jurisdiction, be inconsistent with Accepted Servicing Practices, violate the REMIC Provisions or violate any other provisions of this Agreement or the Pooling Agreement. The taking, or refraining from taking, of any action by Lead Lender contrary to the directions of, or in a manner disapproved by, the Operating Advisor shall not constitute a Servicing Event of Default (or a “Servicer Event of Default” or similar analogous term under the Pooling Agreement) so long as Lead Lender’s taking, or refraining from taking, such action in accordance with the direction of, or with the approval of, the Operating Advisor would have violated any law of any applicable jurisdiction, would have been inconsistent with the Accepted Servicing Practices, would have violated the REMIC Provisions or would have violated any other provision of this Agreement or the Pooling Agreement.

(j) The Operating Advisor will not have any liability to the holders of any securities issued in connection with the Securitization, Lead Lender, Co-Lender or any other Person for any action taken, or for refraining from the taking of any action or the giving of any consent or the failure to give any consent in good faith pursuant to this Agreement, or errors in judgment, absent any loss, liability or expense incurred by reason of its willful misfeasance, bad faith or gross negligence. By its acceptance of a certificate in connection with the Securitization, each holder thereof will be deemed to have confirmed its agreement that the Operating Advisor may take or refrain from taking actions, or give or refrain from giving consents, that favor the interests of Controlling Holder over the holders of such certificates, and that the Operating

Advisor may have special relationships and interests that conflict with the interests of the holders of such certificates and, absent willful misfeasance, bad faith or gross negligence on the part of such Operating Advisor, will be deemed to have agreed to take no action against such Operating Advisor or any of its officers, directors, employees, principals or agents as a result of such special relationships or interests, and that such Operating Advisor will not be deemed to have been grossly negligent or reckless, or to have acted in bad faith or engaged in willful misfeasance or to have recklessly disregarded any exercise of its rights by reason of its having acted or refrained from acting, or having given any consent or having failed to give any consent, solely in the interests of Controlling Holder.

(k) Until the satisfaction and repayment in full of Loan A, Co-Lender hereby covenants and agrees that it will not institute, file, commence, acquiesce, petition (either by itself or in conjunction with any other Person) under Bankruptcy Code Section 303 or otherwise (or join any Person in any such petition) or otherwise invoke or cause any other Person to invoke an Insolvency Proceeding with respect to or against the Borrower or seek to appoint a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official with respect to the Borrower or all or any part of its property or assets or ordering the winding-up or liquidation of the affairs of the Borrower. If (i) an Insolvency Proceeding shall occur, (ii) any Event of Default shall occur and not be cured by the Borrower or waived in writing by Lead Lender in accordance with this Agreement or the Pooling Agreement, or (iii) the maturity of the Loan shall occur by acceleration or otherwise, and until such acceleration is rescinded or the portion of the Loan that has matured is paid in full, then and in any such event (any of such events, a “Trigger Event”), subject to the provisions of Section 2(c), interest and principal allocable to Loan A shall be indefeasibly paid in full in cash, before any payment or distribution, whether in cash, securities or other property shall be made in respect of Loan B, whether it is due or not due, and Co-Lender agrees that if it receives written notice of the occurrence of a Trigger Event, any payment or distribution of any kind or character, whether in cash, securities or other property shall be paid or delivered directly to Lead Lender for application in accordance with Section 2(b) or Section 2(c), as applicable. Co-Lender hereby undertakes and agrees, upon not less than five (5) Business Days of receipt of written request from Lead Lender, to execute, verify, deliver and file in a timely manner any proofs of claim, consents, assignments or other action necessary or appropriate to enforce the obligations of Borrower to Co-Lender in respect of Loan B, and to vote any claims at any meeting of creditors or for any plan or with respect to any matter as Lead Lender shall direct, all in order to preserve and maintain all claims against Borrower for sums due with respect to Loan B, so that Lead Lender will have the benefit of such claims as provided herein. In addition to the foregoing, Co-Lender hereby agrees that it shall not make any election, give any consent, file any motion or take any other action under any Insolvency Proceeding without the prior written consent of Lead Lender in accordance with Accepted Servicing Practices so long as any elections, consents, motions and other actions taken by or on behalf of Lead Lender in any Insolvency Proceeding are in accordance with Accepted Servicing Practices. Co-Lender also agrees that it will not assert or in any way utilize the Loan as the basis for any set-off, offset or recoupment in any action or proceeding brought by the Borrower against it. Co-Lender hereby agrees that, upon the request of Lead Lender, Co-Lender shall execute, acknowledge and deliver to Lead Lender all and every such further deeds, conveyances and instruments as Lead Lender may reasonably request for the better assuring and evidencing of the foregoing.

(l) If any interest in Loan A or Loan B is included as an asset of a real estate mortgage investment conduit (a “REMIC”), within the meaning of Section 860D(a) of the Code (notice of which, in the case of Co-Lender’s interest, shall be given by Co-Lender to Lead Lender within three (3) Business Days of the “startup day”, within the meaning of Section 860G(a)(9) of the Code, of the related REMIC), then, any provision of this Agreement to the contrary notwithstanding: (i) the Loan shall be administered such that each of Loan A and Loan B shall each qualify at all times as (or as interests in) a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code, (ii) any real property (and related personal property) acquired by or on behalf of Lead Lender pursuant to a foreclosure, exercise of a power of sale or delivery of a deed in lieu of foreclosure of the Mortgage or otherwise or lien on such property following a default on the Loan shall be administered so that the interest of Lead Lender therein or the pro rata (based upon the outstanding Note A Principal Balance and Note B Principal Balance) share of Co-Lender therein shall at all times qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code, and (iii) Lead Lender may not modify, waive or amend any provision of the Loan, consent to or withhold consent from any action of the Borrower, or exercise or refrain from exercising any powers or rights which Lead Lender may have under the Loan Documents, if any such action would constitute a “significant modification” of the Loan, within the meaning of Section 1.860G-2(b) of the regulations of the United States Department of the Treasury, more than three months after the startup day of the REMIC which includes Loan A or Loan B (or any portion of either of such interests). Lead Lender and Co-Lender agree that the provisions of this paragraph shall be effected by compliance by Lead Lender or its assignee with any REMIC servicing agreement which governs the administration of the Loan or Lead Lender’s interest therein.

(m) Prior to the Securitization Date, if a Servicing Event of Default shall have occurred and has not been remedied, Controlling Holder may appoint a Qualified Servicer to service and administer the Loan in accordance with the terms of this Agreement and such Qualified Servicer shall assume the servicing and administration obligations of Lead Lender hereunder until the date immediately prior to the Securitization Date and shall be entitled to the Note A Servicing Fee, and the Note B Servicing Fee from the date such successor assumes such obligations for so long as such Qualified Servicer administers and services the Loan hereunder; provided, that (i) such Qualified Servicer shall only be engaged to take such actions and obligations of Lead Lender as directly relate to the servicing and administration of the Loan and shall not be entitled to any of the other rights of Lead Lender hereunder, (ii) such Qualified Servicer executes and delivers an agreement relating to such servicing obligations in form and substance reasonably satisfactory to Controlling Holder and Lead Lender containing customary representations and warranties, an agreement to service the Loan in accordance with this Agreement, and provisions providing for the termination without fee or cause in connection with the closing of the Securitization. Notwithstanding the foregoing, Co-Lender agrees and acknowledges that the terms of this Section shall apply only prior to the occurrence of the Securitization.

(n) If a Securitization occurs, Controlling Holder shall have the right to appoint or replace the special servicer (the “Special Servicer”) with respect to the Loan in such Securitization, provided that such Special Servicer shall be a Qualified Servicer. Controlling Holder, at its expense (including, without limitation, the reasonable costs and expenses of counsel to any third parties), may remove the Special Servicer with respect to the Loan at any time for any reason whatsoever or no reason, upon at least 30 days prior notice to the Special Servicer. Controlling Holder (or the Operating Advisor) shall then appoint a successor Special Servicer in accordance with this Section 3(n), provided that such Special Servicer shall be a Qualified Servicer. The appointment of a successor Special Servicer for the Loan shall not be effective until (i) the trustee with respect to the Securitization (the “Trustee”) shall have received a Rating Agency Confirmation; (ii) the successor Special Servicer has assumed in writing all of the responsibilities, duties and liabilities of the Special Servicer from and after the date it becomes the Special Servicer as they relate to the Loan pursuant to an assumption agreement reasonably satisfactory to the Trustee; and (iii) the Trustee shall have received evidence satisfactory to the Trustee to the effect that (A) the designation of such replacement to serve as Special Servicer is in compliance with the Pooling Agreement, (B) such replacement will be bound by the terms of the Pooling Agreement with respect to the Loan and (C) subject to customary and satisfactory qualifications and exceptions, the Pooling Agreement will be enforceable against such replacement Special Servicer in accordance with its terms. If within 30 days after giving notice of the removal of the existing Special Servicer Controlling Holder’s (or the Operating Advisor’s) appointment of a successor Special Servicer has not become effective, the Trustee acting at the direction of Controlling Holder (or the Operating Advisor) shall have the right to designate a successor Special Servicer acceptable to the Rating Agencies (which may be the existing Special Servicer, notwithstanding such notice of removal) as the successor Special Servicer, to serve until such time as the appointment of a successor designated by Controlling Holder (or the Operating Advisor) in accordance with this Section has become effective.

(o) On and after the Securitization Date, all rights and obligations of Lead Lender described hereunder may be exercised by the Servicer and/or the Special Servicer and, to the extent applicable, the paying agent, the companion paying agent or the Trustee on behalf of Lead Lender, and Co-Lender agrees to cooperate with any such Persons with respect to its exercise of such rights and obligations.

4. Payment Procedure.

(a) Lead Lender, in accordance with the priorities set forth in Sections 2(b) and 2(c), shall transfer all servicing and Trustee compensation with respect to Loan A and Loan B pursuant to the recipient’s written instructions and, after the Securitization Date, as provided in the Pooling Agreement. Lead Lender shall deposit such amounts to the applicable account on the Business Day next following the date such payment was received by Lead Lender from the Borrower or, after the Securitization Date, on the date upon which sums are required to be paid to holders of interests in the Securitization Trust.

(b) If Lead Lender determines in accordance with Accepted Servicing Practices, or a court of competent jurisdiction orders, at any time that any amount received or collected in respect of Loan A or Loan B must, pursuant to any insolvency, bankruptcy, fraudulent conveyance, preference or similar law, be returned to the Borrower or paid to Lead Lender or Co-Lender or paid to any other Person, then, notwithstanding any other provision of this Agreement, Lead Lender shall not be required to distribute any portion thereof to Co-Lender or Lead Lender, as applicable, and Co-Lender will promptly on demand by Lead Lender repay to Lead Lender any portion thereof that Lead Lender shall have theretofore distributed to Co-

Lender together with interest thereon at such rate, if any, as Lead Lender shall have been required (or entitled, in the case of itself) to pay to the Borrower, Lead Lender or such other Person with respect thereto. Any funds required to be returned to Lead Lender pursuant to the preceding sentence shall be payable, first, by Co-Lender and then by Lead Lender, in that order, in each case up to the amount of such funds actually distributed in respect of Loan A or Loan B, as the case may be.

(c) If, for any reason, Lead Lender makes any payment to Co-Lender before Lead Lender has received the corresponding payment (it being understood that Lead Lender is under no obligation to do so), and Lead Lender does not receive the corresponding payment within five (5) Business Days of its payment to Co-Lender, Co-Lender will, at Lead Lender’s request, promptly return that payment to Lead Lender (together with, in the event that Co-Lender fails to return such payment within three (3) Business Days of Lead Lender’s request, interest on that payment at the Prime Rate for each day from the making of that payment to Co-Lender through the date prior to the date it is returned to Lead Lender).

(d) Each of Lead Lender and Co-Lender agrees that if at any time it shall receive from any sources whatsoever any payment on account of the Loan in excess of its distributable share thereof, it will promptly remit such excess to Co-Lender or Lead Lender, as the case may be. Lead Lender shall have the right to offset any amounts due hereunder from Co-Lender with respect to the Loan against any future payments due to Co-Lender under the Loan. Lead Lender’s and Co-Lender’s obligations under this Section 4 constitute absolute, unconditional and continuing obligations.

(e) Notwithstanding anything to the contrary contained herein, if Lead Lender or any other Person entitled to exercise the rights pursuant to the Loan Documents in accordance with Accepted Servicing Practices or a court of competent jurisdiction, in connection with a workout or proposed workout of the Loan, modifies the terms thereof in accordance with Accepted Servicing Practices such that (i) the principal balance of the Promissory Note is decreased, (ii) the applicable interest rates or scheduled amortization payments, if any, on the Promissory Note are reduced, (iii) payments of interest or principal on the Promissory Note are waived, reduced or deferred, (iv) the maturity date of the Loan is modified or (v) any other adjustment is made to any of the terms of the Loan, all payments to Lead Lender pursuant to Sections 2(b) and 2(c) shall be made as though such workout did not occur, with the payment terms of Loan A deemed remaining the same as they are on the date hereof, and the full economic effect of all waivers, reductions or deferrals of amounts due on the Loan and the Promissory Note attributable to such workout shall be borne first by Co-Lender (up to the amount of the Note B Principal Balance and accrued interest thereon). Co-Lender acknowledges and agrees that, except as provided in this Agreement, it has no rights whatsoever to participate in the negotiation or documentation of a workout or a proposed workout. No holder of Loan A or Loan B shall have any fiduciary or other similar duty to any other holder of Loan A or Loan B in connection with the negotiation and documentation of a workout.

5. Enforcement of the Loan.

(a) Subject to the provisions of Section 3, Co-Lender hereby authorizes Lead Lender to take legal action to enforce or protect Co-Lender’s and Lead Lender’s interests with respect to the Loan. If Lead Lender, any servicer, Trustee or trust fund incurs any liabilities, costs, fees or expenses (including, without limitation, legal fees and special servicing fees), or makes any protective or other property advances on behalf of the Borrower or other servicing and/or property advances and interest on such advances (collectively, “Advances”) in connection with the Loan, with any actual or proposed amendment or waiver of any term thereof or restructuring or refinancing thereof or with any effort to enforce or protect Co-Lender’s or Lead Lender’s rights or interests with respect thereto, then Lead Lender shall be reimbursed promptly from payments otherwise distributable to Co-Lender up to an amount equal to its pro rata share (based upon the Note A Principal Balance and the Note B Principal Balance, respectively), to the extent such costs are not reimbursed by or on behalf of the Borrower. Advances and Additional Trust Fund Expenses will be netted against payments and proceeds of the Loan prior to payments to Lead Lender or Co-Lender as described in Sections 2(b) and 2(c). To the extent any such amounts are not reimbursed by or on behalf of Borrower, Lead Lender shall be reimbursed promptly from payments otherwise distributable to Co-Lender up to an amount equal to Co-Lender’s pro rata share of such amounts (based upon the Note A Principal Balance and the Note B Principal Balance, respectively). Co-Lender shall not have any liability under this Section in excess of the value of Loan B or in excess of the payments due or which thereafter become due to Co-Lender. To the extent that Co-Lender advances any such costs prior to their being reimbursed by or on behalf of the Borrower and such costs are subsequently recovered by Lead Lender and Co-Lender shall receive a pro rata reimbursement from such recovery (based upon the respective amounts of such advances funded by such Persons, respectively).

(b) Prior to the Securitization Date, if Lead Lender determines, in accordance with Accepted Servicing Practices, that the making of an Advance is required under the Loan in order to avert impairment of the collateral for the Loan or to collect the Loan, realize upon the collateral or otherwise enforce the rights and remedies of the holders of the Loan (including the cost of any enforcement action), Lead Lender shall notify Co-Lender promptly, which notice shall set forth the amount of the additional funds required, the date such funds are required and a summary (for informational purposes only) of the need for the Advance. Co-Lender shall have the right (but not the obligation) to advance its pro rata share of the Advance (based upon the Note A Principal Balance and the Note B Principal Balance, respectively) on or before the date specified in the related notice; provided that any such advance made by Co-Lender shall be an Advance. If Co-Lender fails or refuses to advance its pro rata share of the Advance as aforesaid, Lead Lender will have the right to advance the entire amount of the Advance. Repayment of any and all such Advances made by Lead Lender or Co-Lender, together with interest thereon, at a per annum rate equal to the Prime Rate, will be netted against payments under the Loan and proceeds of the Property prior to payments to Lead Lender or Co-Lender as provided in Sections 2(b) and 2(c).

(c) Notwithstanding any other provision contained herein, neither Lead Lender nor Co-Lender shall have any obligation to make any principal and/or interest advance with respect to Loan A or Loan B.

6. Purchase of Loan by Co-Lender. Upon (a) the occurrence and during the continuance of a Special Event of Default, or (b) only with respect to the period prior to the Securitization Date, (i) the Loan’s becoming a Specially Serviced Mortgage Loan, or (ii) the occurrence and during the continuance of a Control Appraisal Period (any such period, the

“Repurchase Period”), Lead Lender shall promptly give to Co-Lender written notice thereof and Co-Lender shall have the right, by written notice to Lead Lender given during the Repurchase Period (a “Co-Lender Repurchase Notice”) to purchase Loan A at the Defaulted Mortgage Loan Purchase Price as provided in this Section 6. Following its receipt of a Co-Lender Repurchase Notice, Lead Lender shall sell (and Co-Lender shall purchase) Loan A at the Defaulted Mortgage Loan Purchase Price, on a date (the “Repurchase Date”) mutually designated by Lead Lender and Co-Lender within ten (10) days after delivery of the Repurchase Notice. The Defaulted Mortgage Loan Purchase Price shall be calculated by Lead Lender three (3) Business Days prior to the Repurchase Date (and such calculation shall be accompanied by reasonably detailed back-up documentation explaining how such price was determined) and shall, absent manifest error, be binding upon Co-Lender. If Co-Lender is comprised of one or more holders, each such holder shall pay its pro rata share of the Defaulted Mortgage Loan Purchase Price (based on its respective percentage of the Note B Principal Balance), but Loan A shall be sold as a whole only upon receipt of the full Defaulted Mortgage Loan Purchase Price. Upon the consummation of the sale of Loan A to Co-Lender, Lead Lender shall assign to Co-Lender (without recourse or warranty except for a representation as to the then outstanding balance of the Loan, that it owns the Loan free and clear, and that it is authorized to execute the assignment documentation) all of Lead Lender’s right, title and interest in and to the Loan Documents. At the closing of the transfer Lead Lender shall deliver (or shall instruct the Servicer or Trustee to deliver) to Co-Lender (or its designee) copies of all relevant files and documents, to the extent then in its possession. Notwithstanding anything to the contrary contained in this Section 6, (a) during the period during which the Loan A is subject to purchase by Co-Lender pursuant to this Section 6, the Loan shall continue to be serviced in accordance with Accepted Servicing Practices and (b) the right of Co-Lender to repurchase Loan A shall automatically terminate or be suspended upon the earlier of (1) a transfer of title to the Property pursuant to a foreclosure sale, exercise of a power of sale, delivery of a deed in lieu of foreclosure or similar action provided Co-Lender has not less than 10 business days notice of the foregoing, (2) the cure of the Special Event of Default or (3) prior to the Securitization Date, the termination of the Control Appraisal Period or the time that the Loan is no longer a Specially Serviced Mortgage Loan, as applicable.

7. Co-Lender’s Cure Rights. In the event any monetary default beyond applicable notice and grace periods or non-monetary default beyond applicable notice and grace periods (of which Lead Lender has knowledge) shall exist with respect to the Loan, then, upon notice from Lead Lender (a “Cure Option Notice”) of the occurrence of such default beyond applicable notice and grace periods (which notice Lead Lender shall promptly give to Co-Lender upon receipt of knowledge thereof), Co-Lender will have the right, exercisable by Co-Lender giving written notice of its intent to cure a default within three (3) Business Days of receipt of the Cure Option Notice, to cure such default; provided, in the event that Co-Lender has elected to cure any default, the default must be cured by Co-Lender within, in the case of a monetary default, five (5) Business Days of receipt of such Cure Option Notice and, in the case of a non-monetary default, thirty (30) days of receipt of such Cure Option Notice. In the event that Co-Lender elects to cure a default that can be cured by the payment of money (each such payment, a “Cure Payment”), Co-Lender shall make such Cure Payment as directed by Lead Lender and each such Cure Payment shall include all unreimbursed Advances (without regard to whether such Advance would be a non-recoverable advance), Additional Trust Fund Expenses, any unpaid servicing fees and any principal and interest advances with respect to the Loan. The right of Co-Lender to reimbursement of any Cure Payment, Advances, Additional Trust Fund Expenses,

unpaid servicing fees and principal and interest advances will be subordinate in all respects to the payment of all other amounts due with respect to the Loan. Notwithstanding anything to the contrary contained in this Section 7, (i) Co-Lender’s right to cure a monetary default or non-monetary default shall be limited to six (6) Cure Events over the life of the Loan and (ii) no single Cure Event may exceed three (3) consecutive months. As used herein, “Cure Event” means Co-Lender’s exercise of cure rights, whether for one (1) month or for consecutive months in the aggregate.

8. Appointment of Property Manager. With respect to the Loan, Lead Lender shall enforce the rights of Lead Lender and Co-Lender with respect to the property manager of the Property under the Loan Documents and the related management agreement. If Lead Lender is entitled to terminate the property manager of the Property due to a default by such property manager under the terms of its management agreement or otherwise intends to terminate the property manager, Lead Lender shall promptly give notice to the Operating Advisor, Co-Lender and the Rating Agencies. After receipt of such notice, the Operating Advisor shall have ten (10) Business Days to recommend termination of the property manager, and if so, to recommend a successor property manager (meeting the requirements set forth below). Upon receipt of a recommendation from the Operating Advisor to terminate the property manager and, to the extent Lead Lender is entitled, to appoint a successor property manager, Lead Lender shall effect such recommendation unless Lead Lender determines that such recommendation violates Accepted Servicing Practices. For the purposes of this Section, a successor property manager shall be a professional management corporation or business entity (i) which manages, and is experienced in managing, related comparable commercial properties, (ii) which satisfies any criteria set forth in the Mortgage and related Loan Documents and any intercreditor agreement entered into with the holder of any “mezzanine loan” secured by a pledge of the direct or indirect equity interests in Borrower and (iii) with respect to which the Rating Agencies have issued a Rating Agency Confirmation.

9. Limitation on Liability. Lead Lender shall have no liability to Co-Lender with respect to Loan B, except with respect to losses actually suffered due to the gross negligence or willful misconduct on the part of Lead Lender or a breach of this Agreement by Co-Lender, and notwithstanding any other provision hereof, such liability shall be limited to the seeking of damages by Co-Lender in an amount not to exceed the principal, interest and other amounts due under the Loan Documents relating to Loan B. Co-Lender also acknowledges that Lead Lender (or any servicer acting on behalf of Lead Lender) owes Co-Lender no fiduciary duty with respect to any action taken under the Loan Documents (but the foregoing shall not relieve Lead Lender from the obligation to make any disbursements of funds as set forth herein).

10. Representations of Initial Co-Lender. Initial Co-Lender, as of the date hereof, hereby represents and warrants to, and covenants with, Lead Lender that:

(a) It is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) The execution and delivery of this Agreement by Initial Co-Lender, and performance of, and compliance with, the terms of this Agreement by Initial Co-Lender, will not violate Initial Co-Lender’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or that is applicable to it or any of its assets.

(c) Initial Co-Lender has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement and has duly executed and delivered this Agreement.

(d) This Agreement is the legal, valid and binding obligation of Initial Co-Lender enforceable against Initial Co-Lender in accordance with its terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, receivership, moratorium, reorganization or other laws relating to or affecting creditors’ rights generally, and to general principles of equity.

(e) Initial Co-Lender has the right to enter into this Agreement without the consent of any third party, and Initial Co-Lender has the right to purchase from Initial Lead Lender Loan B.

(f) Initial Co-Lender is acquiring Loan B for its own account in the ordinary course of its business.

(g) Initial Co-Lender has not dealt with any broker, investment banker, agent or other Person, other than Initial Lead Lender and its affiliates, that may be entitled to any commission or compensation in connection with the consummation of any of the transactions contemplated hereby.

(h) Initial Co-Lender is a Qualified Institutional Lender.

(i) The financial records of Initial Co-Lender will report the purchase of Loan B as a purchase by Initial Co-Lender.

11. Representations of Initial Lead Lender.

Initial Lead Lender, as of the date hereof, hereby represents and warrants to, and covenants with, Co-Lender, that:

(a) It is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America.

(b) The execution and delivery of this Agreement by it, and the performance of, and compliance with, the terms of this Agreement by it, will not violate its organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or that is applicable to it or any of its assets, in each case which materially and adversely affect its ability to carry out the transactions contemplated by this Agreement.

(c) It has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement and has duly executed and delivered this Agreement.

(d) This Agreement is its legal, valid and binding obligation enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, receivership, moratorium, reorganization or other laws relating to or affecting creditors’ rights generally, and to general principles of equity.

(e) Immediately prior to the execution and delivery of this Agreement, Lead Lender was the sole legal owner and holder of the Loan, free and clear of any lien, pledge, hypothecation, encumbrance or other adverse interest in the Loan, Lead Lender has the right to enter into this Agreement without the consent of any third party, and Lead Lender has the right to sell to Initial Co-Lender Loan B. Initial Lead Lender has provided to Co-Lender true, complete and correct copies of all Loan Documents.

(f) The financial records of Initial Lead Lender will report the sale of Loan B as a sale by Initial Lead Lender.

(g) Initial Lead Lender has not dealt with any broker, investment banker, agent or other Person that may be entitled to any commission or compensation in connection with the consummation of any of the transactions contemplated hereby.

The representations and warranties of Initial Lead Lender contained in this Section 11 are personal to Initial Lead Lender and no successor or assign of Initial Lead Lender shall have any liability therefrom.

12. Independent Analysis of Co-Lender. Initial Co-Lender has been given reasonable opportunity to review and, to the extent Initial Co-Lender deemed necessary, has examined, and in any case, Initial Co-Lender hereby approves and acknowledges that Initial Lead Lender provided Initial Co-Lender with copies of (a) the Mortgage and the other Loan Documents, (b) documents relating to the state of title to the Property as reflected in the title insurance policy issued in connection with the Loan, and (c) documents relating to the title, property and other insurance documentation and arrangements with respect to the Loan, including, without limitation, the identity of the co-insuring and reinsuring title insurance companies, if any, and their respective levels and amounts of liability thereunder. In addition, Initial Co-Lender hereby approves all third-party reports or summaries and any financial and other data and information relating to the Property, the Loan and the Borrower provided by Initial Lead Lender to Initial Co-Lender. Initial Co-Lender acknowledges that: (a) Initial Co-Lender has, independently and without reliance upon Initial Lead Lender and based on such documents and information as Initial Co-Lender has deemed appropriate, made Initial Co-Lender’s own credit analysis and decision to purchase Loan B and Initial Co-Lender accepts responsibility therefor; (b) Initial Lead Lender has not provided Initial Co-Lender, and Initial Co-Lender has not relied on or used in any other way, any credit analysis of the Borrower prepared by Initial Lead Lender or an investigation or assessment of risk with respect to the Loan prepared by Initial Lead Lender or an investigation or assessment of risk with respect to the Loan prepared by Initial Lead Lender; and (c) except for the representations given in Section 11 hereof, any information provided to Initial

Co-Lender by Initial Lead Lender regarding the Loan, the Borrower or any collateral for the Loan is, except as otherwise expressly set forth in this Agreement, provided without any warranty or representation, express or implied, as to its accuracy or completeness and is subject to independent verification by Initial Co-Lender. Initial Co-Lender hereby acknowledges that, except for the representations given in Section 11 hereof, Initial Lead Lender has made no representations or warranties with respect to the Loan, and that Initial Lead Lender shall have no responsibility for (i) the collectability of the Loan, (ii) the validity, enforceability or legal effect of any of the Loan Documents or the title insurance policy or policies or any survey furnished or to be furnished to Initial Lead Lender in connection with the origination of the Loan, (iii) the validity, sufficiency or effectiveness of the lien created or to be created by the Loan Documents, or (iv) the financial condition of the Borrower. Initial Co-Lender assumes all risk of loss in connection with the applicable interest in the Loan purchased by Co-Lender from the failure or refusal of the Borrower to pay interest, principal or other amounts due on the Loan, defaults by the Borrower under the Loan Documents or the unenforceability of any of the Loan Documents for reasons other than gross negligence or willful misconduct by Lead Lender.

13. No Creation of a Partnership. Nothing contained in this Agreement, and no action taken pursuant hereto, shall be deemed to constitute the arrangement between or among Lead Lender and/or Co-Lender a partnership, association, joint venture or other entity.

14. Termination. This Agreement shall terminate (except for such rights as are expressly provided to survive any termination of this Agreement) upon the earlier to occur of (a) full and final payment of all amounts due under Loan A or Loan B, as the case may be, or (b) as otherwise set forth in this Agreement, including, without limitation, upon the purchase by Co-Lender of Loan A pursuant to Section 6. The obligations of any party to pay to any other party any costs, expenses, fees or other sums provided to be paid by such party prior to the termination date pursuant to the terms of this Agreement shall survive the termination of this Agreement. Upon repayment of Loan A in full, if any amounts remain outstanding under Loan B, Lead Lender shall assign to Co-Lender, without recourse or warranty, except for a representation that Lead Lender owns Loan A free and clear, and that Lead Lender is authorized to execute the assignment documents, all of Lead Lender’s right, title and interest in the Loan Documents. At the closing of the transfer, Lead Lender shall deliver (or shall instruct the Servicer or Trustee to deliver) to Co-Lender (or its designee) copies of all relevant files and documents, to the extent then in its possession.

15. Transfers. (a) Co-Lender (and any subsequent Co-Lender) agrees that it will not sell, assign, transfer, pledge, syndicate, hypothecate, contribute, encumber or otherwise dispose of all or any portion of Loan B (a “Transfer”) without Lead Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, provided that, (a) Co-Lender shall have the right to Transfer Loan B, or any portion thereof, to a Qualified Institutional Lender, without obtaining Lead Lender’s prior written consent, provided, that prior to the Transfer Lead Lender is provided with (i) an Officer’s Certificate from a senior officer of such transferee certifying that the transferee is a Qualified Institutional Lender and (ii) a copy of the assignment and assumption agreement referred to in clause (y) below, and (b) if Co-Lender intends to Transfer Loan B, or any portion thereof, to an entity that is not a Qualified Institutional Lender, it must first obtain the consent of Lead Lender, which, for as long as Loan A is held in a Securitization Trust, will be conditioned upon receipt by Lead Lender of Rating

Agency Confirmation. In addition, Co-Lender may Transfer up to forty-nine percent (49%) in the aggregate of Loan B to a Person which is not a Qualified Institutional Lender without consent of Lead Lender and without providing a Rating Agency Confirmation to Lead Lender. Notwithstanding the foregoing, Co-Lender may Transfer participations in its Loan B Interest to any entity to which Co-Lender could Transfer Loan B in its entirety, provided that any transferee acquiring (with its Affiliates) a participation interest that, either individually or in the aggregate, exceeds 49% of Loan B must be a Qualified Institutional Lender and any transferee acquiring (with its Affiliates) a participation interest that, either individually or in the aggregate, is less than 49% of Loan B need not be a Qualified Institutional Lender, and further provided that Co-Lender remains the sole party to whom any payment in respect of Loan B must be directed (it being understood that Co-Lender shall be responsible for all financial arrangements with its participants, including distributions and accounting) and shall have sole and exclusive authority to act on behalf of (in the context of a consultation, pledge, purchase, cure or otherwise), and to bind in all other respects, all participants with an interest in Loan B. Notwithstanding the foregoing, both prior to and from and after the Securitization Date, (x) without Lead Lender’s prior consent, which will be given or withheld in Lead Lender’s sole discretion and which shall, subsequent to a Securitization, be conditioned upon receipt of a Rating Agency Confirmation, Co-Lender shall not Transfer all or any portion of Loan B to the Borrower or an Affiliate thereof, and any such Transfer shall be void ab initio and (y) in connection with any Transfer of all or any portion of Loan B, a transferee shall execute an assignment and assumption agreement whereby such transferee assumes all of the obligations of Co-Lender hereunder with respect to Loan B (or such portion thereof that is the subject of such Transfer), from and after the date of such assignment. Co-Lender agrees it will pay the expenses of Lead Lender (including all expenses of any master servicer, the Special Servicer, the paying agent and the Trustee) and all reasonable expenses relating to the Rating Agency Confirmation in connection with such Transfer. Lead Lender agrees that it will not sell, assign or transfer more than forty-nine percent (49%) in the aggregate of Loan A to any Person which is not a Qualified Institutional Lender other than (A) to a depositor and/or Trustee in connection with a Securitization and/or (B) upon a foreclosure, sale or other liquidation of the Loan as provided in or consistent with the terms of this Agreement prior to a Securitization and, subsequent to a Securitization, as provided in or consistent with the terms of the Pooling Agreement. Upon the consummation of a Transfer of all or any portion of Loan A, the transferring Person shall be released from all liability arising under this Agreement with respect to Loan A (or the portion thereof that was the subject of such Transfer), for the period after the effective date of such Transfer (it being understood and agreed that the foregoing release shall not apply in the case of a sale, assignment, transfer or other disposition of a participation interest in Loan A). Co-Lender shall enter into such documentation (at no expense to Co-Lender) as may be reasonably requested in order to evidence such Transfer and upon such Transfer, such transferred Loan A Interest shall be part of Loan A and shall be entitled to all of the rights and benefits of Lead Lender set forth in this Agreement.

(b) Co-Lender shall have the right to transfer all or any portion of Loan B or any interest therein to (1) a Qualified Institutional Lender (other than the Borrower or an Affiliate of the Borrower), provided that, except in the case of a participation, any Qualified Institutional Lender assumes in writing the obligations of Co-Lender hereunder accruing from and after such Transfer and agrees to be bound by the terms and provisions hereof, or (2) to a Co-Lender Pledgee (as hereinafter defined). Notwithstanding any other provision hereof, Lead Lender consents to Co-Lender’s pledge which for the purposes hereof shall include a transaction governed by a repurchase agreement (a “Co-Lender Pledge”) of Loan B to any entity (other than the Borrower or an Affiliate of the Borrower) which is a Qualified Institutional Lender (a “Co-Lender Pledgee”) (it being agreed by Lead Lender that Nomura Credit and Capital, Inc. is a permitted Co-Lender Pledgee), on the terms and conditions set forth in this subsection (b). Upon written notice by Co-Lender to Lead Lender that a Co-Lender Pledge has been effected, Lead Lender agrees to acknowledge receipt of such notice and thereafter agrees: (A) that no amendment, modification, waiver or termination of Co-Lender’s rights under this Agreement shall be effective without the written consent of Co-Lender Pledgee which consent shall not be unreasonably withheld; provided, however, that the consent of Co-Lender Pledgee shall not be required unless the Co-Lender’s consent was required pursuant to the terms of this Agreement to effect such amendment, modification, waiver or termination; and (B) that, upon written notice (a “Co-Lender Redirection Notice”) to Lead Lender by Co-Lender Pledgee that Co-Lender is in default, beyond applicable cure periods, under Co-Lender’s obligations to Co-Lender Pledgee pursuant to the applicable credit agreement between Co-Lender and Co-Lender Pledgee (which notice need not be joined in or confirmed by Co-Lender), and until the Co-Lender Redirection Notice is withdrawn or rescinded by Co-Lender Pledgee, Lead Lender shall remit to Co-Lender Pledgee and not to Co-Lender, any payments that Lead Lender would otherwise be obligated to pay to Co-Lender from time to time pursuant to this Agreement or any other agreement between Lead Lender and Co-Lender that relates to Loan B. Co-Lender hereby unconditionally and absolutely releases Lead Lender from any liability to Co-Lender on account of Lead Lender’s compliance with any Co-Lender Redirection Notice related to Co-Lender believed by Lead Lender to have been delivered by Co-Lender Pledgee. Any Co-Lender Pledgee shall be permitted to fully exercise its rights and remedies against Co-Lender, and realize on any and all collateral granted by Co-Lender to Co-Lender Pledgee (and accept an assignment in lieu of foreclosure as to such collateral), in accordance with applicable law. In such event, Lead Lender shall recognize Co-Lender Pledgee (and any transferee (other than the Borrower or an Affiliate of the Borrower) which is also a Qualified Institutional Lender at any foreclosure or similar sale held by Co-Lender Pledgee or any transfer in lieu of such foreclosure), and its successors and assigns, as the successor to Co-Lender’s rights, remedies and obligations under this Agreement and any Co-Lender Pledgee or Qualified Institutional Lender shall assume in writing the obligations of Co-Lender hereunder accruing from and after such Transfer and agrees to be bound by the terms and provisions hereof. The rights of Co-Lender Pledgee under this subsection (b) shall remain effective unless and until Co-Lender Pledgee shall have notified Lead Lender in writing that its interest in Note B has terminated.

(c) Lead Lender shall from time to time, but not more than two (2) times per year, on or before ten (10) Business Days after written request, execute, acknowledge and deliver an estoppel certificate to Co-Lender certifying (to the extent it believes the same to be true) that this Agreement is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified, and stating the modifications), and that to the actual knowledge of such party there have been no defaults thereunder by the parties hereto (or if there have been defaults, setting forth the nature thereof), the then current outstanding principal balances of Loan A and Loan B, the aggregate accrued and unpaid interest under Loan A and Loan B, and stating whether to Lead Lender’s actual knowledge any default or event of default exists under the Loan, it being intended that any such statement delivered pursuant to this Section 15(c) may be relied upon by any prospective Co-Lender Pledgee.

16. Other Business Activities of Lead Lender and Co-Lender. Each of Lead Lender and Co-Lender acknowledges that each of Lead Lender and Co-Lender or its affiliates may make loans or otherwise extend credit to, and generally engage in any kind of business with any Affiliate of the Borrower or any Person which holds any direct or indirect equity interest in Borrower (collectively, “Borrower Related Parties”), and receive payments on such other loans or extensions of credit to Borrower Related Parties and otherwise act with respect thereto freely and without accountability in the same manner as if this Agreement and the transactions contemplated hereby were not in effect.

17. Exercise of Remedies by Lead Lender. Co-Lender agrees that Lead Lender (or any Servicer or Trustee acting on behalf of Lead Lender), to the extent consistent with the terms of this Agreement, shall have the sole and exclusive authority with respect to the administration of, and exercise of rights and remedies with respect to, the Loan, including, without limitation, the sole authority (a) with respect to the voting of all claims with respect to the Loan in any Insolvency Proceedings, whether voluntary or involuntary, including the right to approve or reject any plan of reorganization and (b) to declare or waive any Events of Default, accelerate the Loan or institute any foreclosure action, and, except when acting through an Operating Advisor as provided in this Agreement and except when acting through Lead Lender acting in accordance with Accepted Servicing Practices, Co-Lender shall have no voting, consent or other rights whatsoever with respect to Lead Lender’s administration of, or exercise of its rights and remedies with respect to, the Loan. Except when acting through an Operating Advisor as provided in this Agreement and except when acting through Lead Lender acting in accordance with Accepted Servicing Practices, Co-Lender agrees that it shall have no right to (i) declare or cause Lead Lender to declare an Event of Default, (ii) exercise any remedies with respect to the Loan, including, without limitation, filing or causing Lead Lender to file any bankruptcy petition against the Borrower or (iii) vote any claims with respect to the Borrower. Co-Lender shall, from time to time, execute such documents as Lead Lender shall reasonably request to evidence such assignment with respect to the rights described in clause (iii) of the preceding sentence.

18. Governing Law; Waiver of Jury Trial. The parties agree that the State of New York has a substantial relationship to the parties and to the underlying transaction embodied hereby, and in all respects, including, without limitation, matters of construction, validity and performance, this Agreement and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and performed in such State and any applicable law of the United States of America. Each of the parties hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

19. Modification, Waiver in Writing. This Agreement shall not be modified, cancelled or terminated except by an instrument in writing signed by the parties hereto. The party seeking modification of this Agreement shall be solely responsible for any and all expenses that may arise in order to modify this Agreement. Following a Securitization, Lead Lender and Co-Lender shall not amend or modify this Agreement without first receiving (a) Rating Agency Confirmation, except with respect to amendments or modifications (i) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provisions herein or with the Pooling Agreement or (ii) to make other provisions with respect to matters or questions arising under this Agreement, which shall not be inconsistent with the provisions of this Agreement and (b) an opinion of counsel in form and substance reasonably acceptable to Lead Lender and issued by counsel experienced in REMIC matters that such amendment or modification will not adversely affect the REMIC status of the Loan.

20. Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Except as provided herein, none of the provisions of this Agreement shall be for the benefit of or enforceable by any Person not a party hereto. Lead Lender may assign or delegate its rights or obligations under this Agreement; provided, however, prior to the Securitization Date, without the consent of Co-Lender, Lead Lender may only delegate or assign its servicing responsibilities hereunder to a Qualified Servicer. Upon any such assignment, the assignee shall be entitled to all rights and benefits of Lead Lender hereunder, including, without limitation, the right to make further assignments and grant participations.

21. Custody of Loan Documents. The originals of all of the Loan Documents (other than Note B) will be held by Lead Lender (or the Trustee or custodian acting on its behalf) on behalf of Lead Lender and Co-Lender.

22. Reports to Co-Lender. In addition to the information to be delivered by Lead Lender to Co-Lender pursuant to Section 3(b), Lead Lender shall, to the extent not already available to Co-Lender, provide (a) monthly, a summary of the current status of principal and interest payments on the Loan, (b) copies of all financial statements and reports required pursuant to Section 2.14 of the Mortgage, to the extent in Lead Lender’s possession, (c) current information, if any, as to the value of the Property, to the extent in Lead Lender’s possession, (d) subject to any restrictions on the distribution of such information contained in the Pooling Agreement, agreements that govern the administration of the Loan by Lead Lender, (e) copies of any default or acceleration notices sent to the Borrower with respect to the Loan and all material correspondence related thereto, (f) subject to any restrictions on the distribution of such information contained in the Pooling Agreement, copies of each other report provided to the holders of certificates issued in connection with the Pooling Agreement related to the Loan or the Property, (g) copies of all requests and material correspondence relating to the Loan and (h) subject to any restrictions on the distribution of such information contained in the Pooling Agreement, other information with respect to the Borrower or the Loan, reasonably requested by Co-Lender, to the extent in Lead Lender’s possession, in each of the foregoing cases with respect to this clause (h) at the sole cost and expense of Co-Lender (with respect to all out-of-pocket expenses and the reasonable administrative and photocopying costs of Lead Lender).

23. Intentionally Omitted.

24. Costs and Expenses.

(a) Co-Lender shall, promptly upon request by Lead Lender (which shall include a statement (in reasonable detail) of any and all Costs in respect of, or otherwise suffered or incurred or paid or to be paid by Lead Lender in connection with, the Property, this Agreement or the Loan) reimburse Lead Lender for its pro rata share of such Costs (based upon the Note A Principal Balance and the Note B Principal Balance, respectively) to the extent that any of the same have been paid by Lead Lender and not actually been repaid by the Borrower within the time frame set forth in the Loan Documents in which the Borrower has to pay such Costs. Any sums which are required to be reimbursed in accordance with this Agreement and which are not reimbursed to Lead Lender within three (3) Business Days after demand shall accrue interest at the Prime Rate. To the extent Co-Lender fails to reimburse such Costs, Lead Lender may, from time to time and as Lead Lender’s sole and exclusive remedy, deduct from the amounts otherwise due to Co-Lender in accordance with the provisions of this Agreement Co-Lender’s pro rata share of the Costs (based upon the Note A Principal Balance and the Note B Principal Balance, respectively). Notwithstanding the foregoing, Costs will be netted against payment and proceeds of the Loan prior to payments to Lead Lender and Co-Lender in accordance with the provisions of Sections 2(b) and 2(c).

(b) Any and all amounts required to be paid by Co-Lender to Lead Lender pursuant to this Section 24 or otherwise under this Agreement shall be in immediate funds and shall be made without any offset, abatement, withholding or reduction of any kind whatsoever. If any amounts paid by Lead Lender and Co-Lender pursuant to Section 24(a) above are subsequently recovered (whether from the Borrower, as part of liquidation proceeds or otherwise), Lead Lender shall promptly distribute Co-Lender’s pro rata share of such amounts to Co-Lender (based upon the pro rata amount of costs paid by each such Person).

(c) Notwithstanding any other provision of this Agreement, Co-Lender shall have no obligation whatsoever to reimburse Lead Lender under Section 24(a) or Section 24(b) other than from distributions with respect to Loan B and shall have no liability under this Section 24 in excess of payments due to Co-Lender.

25. Withholding Taxes.

(a) If Lead Lender or the Borrower shall be required by law to deduct and withhold Taxes (as hereinafter defined) from interest, fees or other amounts payable to Co-Lender with respect to the Loan as a result of Co-Lender constituting a Non-Exempt Person (as hereinafter defined), Lead Lender, in its capacity as servicer, shall be entitled to do so with respect to Co-Lender’s interest in such payment (all withheld amounts being deemed paid to Co-Lender), provided that Lead Lender shall furnish Co-Lender with a statement setting forth the amount of Taxes withheld, the applicable rate and other information which may reasonably be requested for the purposes of assisting Co-Lender to seek any allowable credits or deductions for the Taxes so withheld in each jurisdiction in which Co-Lender is subject to tax.

(b) A “Non-Exempt Person” is any Person other than a Person who is either (i) a Person formed under the laws of the United States of America or one of the States thereof or (ii) has on file with Lead Lender for the relevant year such duly-executed form(s) or statement(s) which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (A) any income tax treaty between the United States and the country of residence of such Person, (B) the Code or (C) any applicable rules or regulations in effect under clauses (A) or (B) above, permit Lead Lender to make such payments free of any obligation or liability for withholding. For the purposes of this Section, “Taxes” shall mean any income or other taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature, now or hereafter imposed by any jurisdiction or by any department, agency, state or other political subdivision thereof or therein.

(c) Co-Lender shall and hereby agrees to indemnify Lead Lender against and hold Lead Lender harmless from and against any Taxes, interest, penalties and attorneys’ fees and disbursements arising or resulting from any failure of Lead Lender to withhold Taxes from payment made to Co-Lender in reliance upon any representation, certificate, statement, document or instrument made or provided by Co-Lender to Lead Lender in connection with the obligation of Lead Lender to withhold Taxes from payments made to Co-Lender, it being expressly understood and agreed that (i) Lead Lender shall be absolutely and unconditionally entitled to accept any such representation, certificate, statement, document or instrument as being true and correct in all respects and to fully rely thereon without any obligation or responsibility to investigate or to make any inquiries with respect to the accuracy, veracity, correctness or validity of the same and (ii) Co-Lender shall, upon request of Lead Lender and at its sole cost and expense, defend any claim or action relating to the foregoing indemnification by counsel selected by Lead Lender.

(d) Co-Lender represents to Lead Lender (for the benefit of the Borrower) that it is not a Non-Exempt Person and that neither Lead Lender nor Borrower is obligated under applicable law to withhold Taxes on sums paid to it with respect to the Loan or otherwise pursuant to this Agreement. Contemporaneously with the execution of this Agreement and from time to time as necessary during the term of this Agreement, Co-Lender shall deliver to Lead Lender evidence satisfactory to Lead Lender substantiating that it is not a Non-Exempt Person and that Lead Lender is not obligated under applicable law to withhold Taxes on sums paid to it with respect to the Loan or otherwise under this Agreement. Without limiting the effect of the foregoing, if Co-Lender is not created or organized under the laws of the United States or any state thereof, and if the payment of interest or other amounts by the Borrower is treated for United States income tax purposes as derived in whole or part from sources within the United States, Co-Lender shall furnish to Lead Lender Internal Revenue Service Form W-8ECI or Form W-8BEN, or such other forms, certifications, statements or documents as may be required from time to time, duly executed by Co-Lender, as evidence of Co-Lender’s exemption from the withholding of United States tax with respect thereto. Lead Lender shall not be obligated to make any payment hereunder to Co-Lender until Co-Lender shall have furnished to Lead Lender the requested forms, certificates, statements or documents.

26. Intentionally Omitted.

27. Change of Servicer. Co-Lender acknowledges that Lead Lender, prior to appointment of a successor servicer pursuant to Section 3(m), has the right to appoint any Qualified Servicer to perform the actual servicing of the Loan without obtaining the consent of Co-Lender.

28. Intentionally Omitted.

29. Determination of Control Appraisal Period.

(a) (i) Upon the occurrence and continuance of an Event of Default, the acceleration of the Loan, the Loan becoming a Specially Serviced Mortgage Loan, the effective date of any modification of the interest rate, principal balance or amortization terms of the Loan, or any other material term thereof (which shall include, without limitation, the waiver of any right that would accrue upon default), the occurrence of an event for which a protective advance in excess of $500,000 would be required or any other event of which Lead Lender becomes aware which, in the judgment of Lead Lender (consistent with Accepted Servicing Practices), would materially and adversely impair the value of the Property as security for the Loan (each, an “Appraisal Event”) Lead Lender shall promptly order a third party appraisal from a nationally recognized appraisal firm. Upon receipt of such appraisal, Lead Lender shall determine the Collateral Value and determine (and notify Co-Lender) whether a Control Appraisal Period exists. If no such third party appraisal has been received within thirty (30) days after the first distribution date under the Pooling Agreement after the occurrence of an Appraisal Event, provided such third party appraisal has been ordered, (i) the Collateral Value will be determined by reference to Lead Lender’s estimate in good faith and in a manner consistent with that used in connection with appraising commercial properties in the county in which the Property is located and (ii) Controlling Holder may (at its expense) within thirty (30) days after the expiration of the thirty (30) day period commencing from and after such first distribution date under the Pooling Agreement, deliver a third party appraisal from a nationally recognized appraisal firm reasonably acceptable to Lead Lender, in which event the Collateral Value shall be determined (or redetermined) based on such third party appraisal, and if, as a result of such determination (or redetermination), any Control Appraisal Period then in effect shall no longer be determined to exist, Co-Lender shall be reinstated as Controlling Holder of the Loan. On the first distribution date under the Pooling Agreement occurring on or after the delivery of such third party appraisal (or any new appraisal or letter update obtained pursuant to the next sentence), Lead Lender will be required to adjust the Collateral Value to take into account such appraisal (regardless of whether the adjusted Collateral Value is higher or lower than Lead Lender’s estimate of the Collateral Value or the Collateral Value determined pursuant to the previous third party appraisal) and determine the existence of a Control Appraisal Period. In addition, Lead Lender shall obtain either a new appraisal or letter updates to each third party appraisal from a nationally recognized appraisal firm (i) at the request of Co-Lender (or the Operating Advisor), at the expense of Co-Lender and (ii) during the continuance of an Appraisal Event, every twelve (12) months following the occurrence of such Appraisal Event. Lead Lender shall send all such new appraisals or letter updates to the Rating Agencies and Co-Lender (and any Operating Advisor) and the Collateral Value shall be recalculated and, if a Control Appraisal Period no longer exists, Co-Lender shall be reinstated as Controlling Holder as described above. Subsequent to the Securitization Date, all appraisals shall be obtained and prepared in accordance with the Pooling Agreement.

(b) Notwithstanding the foregoing, within ten (10) Business Days after Co-Lender’s receipt of notice indicating that the Loan is in a Control Appraisal Period, Co-Lender may, at its option, post with Lead Lender cash, an Approved Letter of Credit, government securities, or any other instruments meeting Rating Agency criteria as “eligible investments” (to be held by Lead Lender in a segregated securities account solely and exclusively in the name of Lead Lender, meeting the Rating Agency criteria for an “eligible account” on behalf of Lead Lender) in an amount which is 125% of the amount which, when added to and for this purpose considered a part of the appraised value of the Property, will cause the Loan to no longer be in a Control Appraisal Period (such cash, letter of credit, government securities or other instruments, “Reserve Collateral”). Co-Lender may make such election upon written notice to Lead Lender of its intention to post Reserve Collateral and upon notifying Lead Lender of such intention, Co-Lender shall post such Reserve Collateral as quickly as practicable (but in no event more than three (3) Business Days following the receipt of the above notice) by delivering physical possession thereof to Lead Lender. The Reserve Collateral shall be pledged to Lead Lender in a manner reasonably satisfactory to Lead Lender and may be applied by Lead Lender upon the Final Recovery Determination as provided below in accordance with the provisions of paragraph 2(c), but any such application shall not be deemed to effect a cure by Borrower or to reduce Borrower’s obligation to repay the principal, interest or other sums owed on the Loan. Lead Lender may require an opinion, in form and substance and from counsel reasonably acceptable to Lead Lender, regarding the validity and perfection of Lead Lender’s interest in any Reserve Collateral. Upon the posting of such Reserve Collateral, the Loan shall not be considered to be in a Control Appraisal Period and Controlling Holder shall be entitled to exercise all of its rights hereunder; provided, however, that posting of such collateral shall not prevent Loan B from being subject to a Control Appraisal Period again (provided that such collateral shall be taken into account in determining the Property’s value when calculating whether such a Control Appraisal Period has occurred), in which event the foregoing provisions of this paragraph shall again apply and Co-Lender shall again be entitled to post Reserve Collateral. Notwithstanding the foregoing, if the appraised value of the Property, without giving effect to any Reserve Collateral, has increased such that a Control Appraisal Period is not in effect, then Lead Lender shall release the Reserve Collateral upon the written request of Co-Lender; provided, however, that any costs and expenses associated with release of such Reserve Collateral shall be paid by Co-Lender prior to such release. In the event (i) Co-Lender shall fail to provide Lead Lender with a replacement for any Approved Letter of Credit delivered to Lead Lender pursuant to this paragraph 29(b) (“Delivered Letter of Credit”) on or prior to the thirtieth (30th) day prior to the expiration of any previously existing Delivered Letter of Credit or (ii) the long-term unsecured debt rating or the short-term unsecured debt rating of the bank issuing the Delivered Letter of Credit shall be downgraded below “AA-” (or its equivalent) or “A-1” (or its equivalent), respectively, withdrawn or qualified by any Rating Agency and the letter of credit required to be delivered hereunder is not replaced within thirty (30) days of receipt of notice of such downgrading, withdrawal or qualification, Lead Lender may draw on the Delivered Letter of Credit. In the event Lead Lender draws on the Delivered Letter of Credit in accordance with the provisions of this paragraph 29(b), Co-Lender shall be required to either (a) provide an additional letter of credit which shall be an Approved Letter of Credit in an amount equal to the amount drawn under the Delivered Letter of Credit (the “Draw Amount”), in which case the Draw Amount shall be returned to Co-Lender or (b) the Draw Amount shall be deposited with Lead Lender as Reserve Collateral. Any Reserve Collateral held by Lead Lender shall only be applied after a Final Recovery Determination has been made to pay sums due and owing to the holder of Note A; provided that if all sums due and owing on account of (i) interest at the applicable non-default interest rate, (ii) the Note A Principal Balance, (iii) any unreimbursed Realized Losses, and (iv) any unreimbursed Cure Payments, have been paid in full to the holder of Note A, any unapplied portion of the Reserve Collateral shall be returned to Co-Lender. The Reserve Collateral shall be an “outside reserve fund” within the meaning of the REMIC Provisions, beneficially owned by Co-Lender, who shall be treated as receiving all income thereon or any reimbursement from the REMIC with respect thereto.

30. Notices. All notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited delivery service, either commercial or United States

Postal Service, with proof of attempted delivery, or (d) by telecopier (with answerback acknowledged) provided that such telecopied notice must also be delivered by one of the means set forth in (a), (b) or (c) above, addressed if to Lead Lender at its address set forth on the first page to the attention of Robert Rosenberg, Esq., with a copy to Cadwalader, Wickersham & Taft LLP, 227 West Trade Street, Suite 2400, Charlotte, North Carolina 28202, Attention: Stuart N. Goldstein, Esq., and if to Co-Lender, at its address set forth on the first page to the attention of Robert Rosenberg, Esq., with a copy to Cadwalader, Wickersham & Taft LLP, 227 West Trade Street, Suite 2400, Charlotte, North Carolina 28202, Attention: Stuart N. Goldstein, Esq., or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 30. A copy of all notices, consents, approvals and requests directed to Co-Lender or Lead Lender shall be delivered concurrently to each Person (not to exceed four (4) in the aggregate) designated by each of Lead Lender and Co-Lender. A notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery; (b) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; (c) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day; or (d) in the case of telecopier, upon receipt of answerback confirmation, provided that such telecopied notice was also delivered as required in this Section 30. A party receiving a notice which does not comply with the technical requirements for notice under this Section 30 may elect to waive any deficiencies and treat the notice as having been properly given.

31. Headings; Etc. The headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. Unless otherwise set forth herein, all references herein to a specified Section shall mean and refer to the specified Section of this Agreement.

32. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

33. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

34. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter contained in this Agreement and supersedes all prior agreements, understandings and negotiations between the parties.

35. Servicing and Administration of the Loan. Pursuant to the Pooling Agreement, a master servicer (whose identity may change from time to time as provided in the Pooling Agreement) will be appointed as the servicer of the Loan and a Special Servicer (whose identity may change from time to time as provided in the Pooling Agreement) will be appointed as the Special Servicer of the Loan, and the parties agree that such master servicer and Special Servicer will service the Loan on behalf of Lead Lender and Co-Lender as set forth in the Pooling Agreement (subject to this Agreement) and, subject to the terms and provisions of Section 3(c) hereof, the other parties to the Pooling Agreement will have the rights and remedies described in the Pooling Agreement.

36. Cooperation in Securitization. At the request of Lead Lender, Co-Lender shall use reasonable efforts, at Lead Lender’s sole expense, to satisfy, and to cooperate with Lead Lender’s reasonable requirements in attempting to cause Borrower to satisfy, the market standards to which Lead Lender customarily adheres or which may be reasonably required in the marketplace or by requirements of the Rating Agencies in connection with the Securitization, including, entering into (or consenting to, as applicable) any modifications to this Agreement or the Loan Documents, and to cooperate with Lead Lender in attempting to cause Borrower to execute such modifications to the Loan Documents, in any such case, as may be reasonably requested by the Rating Agencies to affect the Securitization; provided, however, Co-Lender shall not be required to modify or amend this Agreement or any Loan Documents (or consent to such modification, as applicable), if such modification or amendment would (a) change the Net Note B Rate, (b) modify or amend any other substantive term regarding the payment terms of Loan B or (c) materially increase Co-Lender’s obligations or materially decrease Co-Lender’s rights, remedies or protections under this Agreement. In connection with any Securitization, Co-Lender agrees to provide for inclusion in any disclosure document relating to the related Securitization such information concerning Co-Lender as Lead Lender reasonably determines to be necessary or appropriate. Co-Lender covenants and agrees that if Loan A is to be included as an asset of the Securitization, Co-Lender shall, at Lead Lender’s sole expense, (a) gather any information reasonably required by the Rating Agencies in connection with such Securitization and (b) cooperate with the reasonable requests of each Rating Agency and Lead Lender in connection with all of the foregoing, as well as in connection with all other matters and the preparation of any offering documents thereof. Co-Lender acknowledges that the information provided by Co-Lender to Lead Lender may be incorporated into the offering documents for a Securitization. Lead Lender and each Rating Agency shall be entitled to rely on the information supplied by, or on behalf of, Co-Lender, provided, however, that Lead Lender acknowledges and agrees that Co-Lender does not have any liability with respect to any such information provided by third parties on behalf of Co-Lender.

37. Not a Security. Note B shall not be deemed to be a “security” within the meaning of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

38. No Pledge. This Agreement shall not be deemed to represent a pledge of any interest in the Loan by Lead Lender to Co-Lender. Except as otherwise provided in this Agreement and in the Pooling Agreement, Co-Lender shall have no interest in any property taken as security for the Loan; provided, however, that if any such property or the proceeds of any sale, lease or other disposition thereof shall be applied in reduction of the principal balance of the Loan, then Co-Lender shall be entitled to receive its applicable pro rata share thereof (determined in accordance with the terms of this Agreement).

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

WACHOVIA BANK, NATIONAL ASSOCIATION, Lead Lender

By:	/s/ Authorized Signatory
Name:
Title:

MW1-2002, LLC, Initial Co-Lender

By:	/s/ Authorized Signatory
Name:
Title: